Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

CHILL HOLDINGS, INC.

CHILL ACQUISITION, INC.

and

GOODMAN GLOBAL, INC.

Dated as of October 21, 2007

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(continued)

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(continued)

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(continued)

Page
Schedules:

Company Disclosure Letter

Parent Disclosure Letter

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AGREEMENT AND PLAN OF MERGER, dated as of October 21, 2007 (the “Agreement”), by and among Chill Holdings, Inc., a Delaware corporation (“Parent”), Chill Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Goodman Global, Inc., a Delaware corporation (“Company”).

WITNESSETH:

WHEREAS, the parties intend to effect an acquisition of the Company by Parent through the merger of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth in this Agreement (the “Merger”), with the Company as the surviving corporation;

WHEREAS, the respective Boards of Directors of Merger Sub and the Company have each determined and declared that the Merger and the other transactions contemplated by this Agreement are advisable and in the best interests of their respective stockholders and, therefore, have approved, and the Board of Directors of the Parent has approved, this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Parent and certain stockholders of the Company (the “Principal Company Stockholders”) are entering into an agreement pursuant to which the Principal Company Stockholders will agree to take specified actions in furtherance of the Merger; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound by this Agreement, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. At the Effective Time (as hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company, whereupon the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) under the laws of Delaware as a wholly owned subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, Times Square Tower, 7 Times Square, New York, New York 10036 at 10:00 a.m., local time, on a date to be specified by the parties (the “Closing Date”) which shall be no later than the later of (a) the second business day after the satisfaction or waiver, to the extent permitted by applicable Law (as hereinafter defined), of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) and (b) the earlier of (x) a date during the Marketing Period to be specified by Parent on no less than three (3) Business Days’ notice to the Company (it being understood that such date may be conditioned upon the simultaneous completion of a high yield debt financing) and (y) the final day of the Marketing Period, or at such other place, date and time as the Company and Parent may agree in writing.

Section 1.3 Effective Time. Prior to the Closing, Parent and the Company shall prepare, and on the Closing Date or as soon as practicable thereafter the Company shall file with the Secretary of State of the State of Delaware, a certificate of merger or other appropriate documents (in any such case, the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with such Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. From the Effective Time, the Merger shall have the effects provided for in this Agreement and in the applicable provisions of the DGCL, including those set forth in Section 259 of the DGCL.

Section 1.5 Certificate of Incorporation and Bylaws. The Certificate of Merger shall provide that, at the Effective Time, (a) the Certificate of Incorporation of the Surviving Corporation shall be amended at the Effective Time to read in its entirety as the Certificate of Incorporation of Merger Sub in effect prior to the date of this Agreement, except as thereafter amended, except that Article I thereof shall read as follows: “The name of the Corporation is Goodman Global, Inc.” and except for any references to the incorporator or original directors of Merger Sub and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation and (b) the bylaws of Merger Sub, as in effect immediately before the Effective Time, will be the bylaws of the Surviving Corporation as of the Effective Time, in each case, until changed or amended as provided therein and in accordance with the DGCL.

Section 1.6 Directors and Officers of the Surviving Corporation. From and after the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation and the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, in each case, until their respective successors are duly elected and qualified.

ARTICLE II

CONVERSION OF SHARES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Merger Sub, Parent or the holders of any securities of the Company:

(a) Conversion of Company Common Stock. Subject to Section 2.1(b), Section 2.1(d) and Section 2.1(e), each issued and outstanding share of common stock, par value $0.01 per share, of the Company outstanding immediately prior to the Effective Time (“Company Common Stock”, and each, a “Share”), other than any Cancelled Shares (as defined, and to the extent provided, in Section 2.1(b)) shall thereupon be converted automatically into and shall thereafter represent the right to receive $25.60 in cash without interest (the “Merger Consideration”). All Shares that have been converted into the right to receive the Merger Consideration as provided in this Section 2.1 shall be automatically cancelled and shall cease to exist, and the holders of certificates which immediately prior to the Effective Time represented such Shares shall cease to have any rights with respect to such Shares other than the right to receive the Merger Consideration. Notwithstanding the foregoing, any shares of Company Common Stock owned by a wholly owned subsidiary of the Company shall remain outstanding.

(b) Parent-Owned and Treasury Shares. Each Share that is owned, directly or indirectly, by Parent or any direct or indirect wholly owned Subsidiary of Parent immediately prior to the Effective Time or held by the Company or any direct or indirect wholly owned Subsidiary of the Company immediately prior to the Effective Time (in each case, other than any such Shares held on behalf of third parties) (the “Cancelled Shares”) shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange for such cancellation and retirement.

(c) Merger Sub Common Stock. Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Such newly issued shares shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation.

(d) Adjustments. If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, the Merger Consideration shall be equitably adjusted to reflect such change.

(e) Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into Merger Consideration as provided in Section 2.1(a), but rather the holders of Appraisal Shares shall be entitled to such rights (but only such rights) as granted by Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder under Section 262 shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into the right to receive, and to have become exchangeable solely for, Merger Consideration as provided in Section 2.1(a). The Company shall give Parent (i) prompt notice of any demands received by the

Company for appraisal of any shares of Company Common Stock, withdrawals thereof and any other instruments served pursuant to Section 262 and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of appraisal rights under Section 262. The Company shall not, except with the prior written consent of Parent (not to be unreasonably withheld) or as otherwise required by applicable Law, make any payment with respect to or settle or offer to settle any such demands.

(f) Stock Options and Other Stock-Based Awards.

(1) Each option to purchase shares of Company Common Stock (each, a “Company Stock Option”) granted under the 2004 Stock Option Plan and the 2006 Incentive Award Plan of the Company (together, the “Company Stock Plans”), whether vested or unvested, that is outstanding immediately prior to the Effective Time, other than any such option that is subject to an alternative arrangement specifically agreed to between Parent and the holder thereof, shall, as of the Effective Time, become fully vested and be converted into the right to receive at the Effective Time an amount in cash in U.S. dollars equal to the product of (x) the total number of shares of Company Common Stock subject to such Company Stock Option and (y) the excess, if any, of the amount of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Stock Option, with the aggregate amount of such payment rounded to the nearest cent less such amounts as are required to be withheld or deducted under the United States Internal Revenue Code of 1986, as amended (the “Code”) or any provision of U.S. federal, state, local or foreign Tax Law with respect to the making of such payment.

(2) Immediately prior to the Effective Time, each award of restricted Company Common Stock (the “Restricted Shares”), other than any such Restricted Share that is subject to an alternative arrangement specifically agreed to between Parent and the holder thereof, shall vest in full and be converted into the right to receive the Merger Consideration as provided in Section 2.1(a), less such amounts as are required to be withheld or deducted under any provision of U.S. federal, state, local or foreign Tax Law with respect to the making of such payment.

Section 2.2 Exchange of Certificates.

(a) Exchange Agent. Prior to or at the Effective Time, Parent shall deposit, or shall cause to be deposited, with a U.S. bank or trust company (or, with respect to the amounts to be paid pursuant to Section 2.1(f) only, such other agent, which may be the Surviving Corporation’s payroll agent) that shall be appointed to act as an exchange agent hereunder and approved in advance by the Company (such approval not to be unreasonably withheld, delayed or conditioned) (and pursuant to an agreement in form and substance reasonably acceptable to Parent and the Company) (the “Exchange Agent”), for the benefit of holders of the Shares, cash in U.S. dollars sufficient to pay (i) the aggregate Merger Consideration in exchange for all of the Shares outstanding immediately prior to the Effective Time (other than the Cancelled Shares), payable upon due surrender of the certificates that immediately prior to the Effective Time represented Shares (“Certificates”) (or effective affidavits of loss in lieu thereof) or non-certificated Shares represented by book-entry (“Book-Entry Shares”) pursuant to the provisions of this Article II and (ii) the amounts to be paid pursuant to Section 2.1(f). Any cash deposited in respect of clause (i) and (ii) above shall hereinafter be referred to as the “Exchange Fund.”

(b) Exchange Procedures.

(1) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Shares whose Shares were converted into the Merger Consideration pursuant to Section 2.1(a), (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Company may mutually agree), and (B) instructions for use in effecting the surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for the Merger Consideration.

(2) Upon surrender of Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares to the Exchange Agent together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may customarily be required by the Exchange Agent, the holder of such Certificates (or effective affidavits of loss in lieu thereof) or Book-Entry Shares shall be entitled to receive in exchange for such properly surrendered Certificates (or effective affidavits of loss in lieu thereof) or such Book-Entry Shares an amount in cash equal to the Merger Consideration that such holder has the right to receive pursuant to this Article II. No interest will be paid or accrued on any amount payable upon due surrender of Certificates (or effective affidavits in lieu thereof) or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, the relevant Merger Consideration to be issued or paid upon due surrender of the Certificate may be issued or paid to such a transferee if the Certificate formerly representing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer Taxes (as hereinafter defined) have been paid or are not applicable.

(3) The Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable under this Agreement to any holder of Shares such amounts as are required to be withheld or deducted under the Code or any provision of U.S. state or local Tax Law with respect to the making of such payment. To the extent that amounts are so withheld or deducted and paid over to the applicable Governmental Entity (as hereinafter defined), such withheld or deducted amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares, in respect of which such deduction and withholding were made.

(c) Closing of Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Company or the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for transfer, they shall be cancelled and exchanged for the relevant Merger Consideration pursuant to this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Shares one year after the Effective Time shall be delivered to the Surviving Corporation upon demand, and any former holders of Shares who have not surrendered their Shares in accordance with this Section 2.2 shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, without any interest thereon, upon due surrender of their Shares.

(e) No Liability. Notwithstanding anything in this Agreement to the contrary, none of the Company, Parent, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Exchange Fund. The Exchange Agent shall invest all cash included in the Exchange Fund as reasonably directed by Parent; provided, however, that any investment of such cash shall be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation pursuant to Section 2.2(d).

(g) Lost Certificates. In the case of any Certificate that has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Exchange Agent or reasonably requested by the Surviving Corporation, the posting by such person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate (and such affidavit of loss shall not be deemed effective without the posting of such bond if required hereunder), the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate a check in the amount of the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF COMPANY

Except as disclosed in reasonable detail in the Company’s SEC Documents (as hereinafter defined) filed prior to the date of this Agreement (other than disclosure referred to in the “Factors That May Affect Future Results,” “Risk Factors”, “Cautionary Notice Regarding Forward-Looking Statements” or “Forward-Looking Statements” sections of such Company SEC Documents) or in the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement, which shall contain section numbers and subsections numbered to correspond to the section numbers and subsections of this Agreement (it being agreed that any information set forth in one section of such disclosure letter shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent on its face) (the “Company Disclosure Letter”), the Company represents and warrants to Parent as follows:

Section 3.1 Qualification, Organization, Subsidiaries, etc. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except (i) in the case of the Company, where the failure to be so qualified or in good standing and (ii) in the case of any Subsidiary, where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not have, in each case, individually or in the aggregate, a Company Material Adverse Effect. As used in this Agreement, any reference to any facts, circumstances, events or changes having a “Company Material Adverse Effect” means such facts, circumstances, events or changes that are, or are reasonably expected to become, materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, but in any such event shall not include facts, circumstances, events or changes (i) generally affecting the heating, ventilation and air conditioning (“HVAC”) industry in the United States or the economy or the financial, commodities or securities markets in the United States or elsewhere in the world, including regulatory and political conditions or developments (including any outbreak or escalation of hostilities or acts of war or terrorism) or changes in foreign currency markets, in each case not affecting the Company or its Subsidiaries in a materially disproportionate manner relative to other participants in the HVAC industry, or (ii) resulting from (A) the announcement of this Agreement or the pendency of the Merger, (B) any derivative or shareholder litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated by this Agreement (“Shareholder Litigation”) or (C) changes after the date hereof in applicable Law, GAAP (as hereinafter defined) or accounting standards. The Company is not in violation of any of the provisions of its certificate of incorporation and bylaws. Each Subsidiary of the Company is not in violation of its respective organizational documents in any material respect. The Company has made available to Parent true, correct and complete copies of the organizational documents of the Company and its Subsidiaries as in effect on the date hereof. Exhibit 21.1 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 includes all the Subsidiaries of the Company which are Significant Subsidiaries. Section 3.1 of the Company Disclosure Letter sets forth a complete list of the names and jurisdictions of organization of each of the Company’s Subsidiaries that is not a Significant Subsidiary. All the outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary of the Company have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company, free and clear of all Liens (as hereinafter defined), including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests, except for restrictions imposed by applicable securities laws. As used here, “Significant Subsidiary” shall mean a significant subsidiary of an entity as determined under Rule 1-02 of Regulation S-X of the SEC (as hereinafter defined).

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 275,000,000 shares of Company Common Stock and 15,000,000 shares of preferred stock, $0.01 par value per share (“Company Preferred Stock”), of which 250,000 shares are designated as 9.5% Series A Cumulative Senior Redeemable Exchangeable Preferred Stock. As of October 19, 2007,

68,938,590 shares of Company Common Stock (including restricted shares) and no shares of Company Preferred Stock were issued and outstanding. As of October 19, 2007, (i) 0 shares of Company Common Stock were held in treasury and (ii) (A) 1,878,418 shares of Company Common Stock were reserved for issuance under the Company’s 2006 Incentive Award Plan, and (B) 4,766,577 shares of Company Common Stock were reserved for issuance under the Company’s 2004 Stock Option Plan, as amended. All outstanding shares of Company Common Stock, and all shares of Company Common Stock reserved for issuance as noted in clause (ii) of the previous sentence, when issued in accordance with the respective terms thereof, are or will be duly authorized, validly issued, fully paid and non-assessable and free of pre-emptive rights and will not be issued in violation of any such rights. Section 3.2(a) of the Company Disclosure Letter contains a true, correct and complete list of all outstanding Company Stock Options and Restricted Shares, the name of each Company Stock Option holder and grantee of Restricted Shares, the date of the grant, the exercise price, the expiration date, the number of shares of Company Common Stock that may be acquired upon the exercise of each such Company Stock Option or the vesting of the Restricted Shares, as the case may be, the number of shares of Company Common Stock subject to each such Company Stock Option that is currently exercisable and the number of Restricted Shares currently vested, as applicable, and the status of any Company Stock Option grant as qualified or non-qualified under Section 422 of the Code.

(b) (i) Except as set forth in Section 3.2(a), as of the date hereof, the Company does not have any shares of its capital stock issued or outstanding other than shares of Company Common Stock that have become outstanding after October 19, 2007, but were reserved for issuance as set forth in Section 3.2(a), and (ii) except for awards to acquire shares of Company Common Stock under any equity plan of the Company listed in Section 3.2(a), there are no outstanding subscriptions, options, warrants, calls, convertible securities or other similar rights, agreements or commitments relating to the issuance of capital stock to which the Company or any of the Company’s Subsidiaries is a party obligating the Company or any of the Company’s Subsidiaries to (A) issue, transfer or sell any shares of capital stock or other equity interests of the Company or any Subsidiary of the Company or securities convertible into or exchangeable for such shares or equity interests, (B) grant, extend or enter into any such subscription, option, warrant, call, convertible securities or other similar right, agreement, arrangement or commitment to repurchase, (C) redeem or otherwise acquire any such shares of capital stock or other equity interests, or (D) provide a material amount of funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any person, other than in connection with the purchase or sale of inventory in the ordinary course of business. Except for the capital stock and other ownership interests in its Subsidiaries, the Company does not own, directly or indirectly, capital stock or other voting or equity securities or interests in any person or any options, warrants, rights or securities convertible, exchangeable or exercisable therefor and is not a party to any joint ventures or similar arrangements. None of the Company’s Subsidiaries own any shares of Company Common Stock.

(c) Except for awards to acquire shares of Company Common Stock under any equity plan of the Company as disclosed in Section 3.2(a), neither the Company nor any of its Subsidiaries has outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

Section 3.3 Corporate Authority Relative to This Agreement; No Violation.

(a) The Company has requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Stockholder Approval (as hereinafter defined), to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly and validly authorized by the Board of Directors of the Company and, except for (i) the Company Stockholder Approval and (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, no other corporate proceedings on the part of the Company are necessary to authorize the consummation of the transactions contemplated by this Agreement. As of the date hereof, the Board of Directors of the Company has (x) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are advisable and fair to and in the best interests of the Company’s stockholders, and (y) resolved to recommend that the Company’s stockholders adopt this Agreement and the transactions contemplated by this Agreement, including the Merger (the “Company Recommendation”). This Agreement has been duly and validly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and to general principles of equity.

(b) Other than in connection with or in compliance with (i) the DGCL, (ii) the Securities Act of 1933, as amended (the “Securities Act”), (iii) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iv) the Regulatory Law (as hereinafter defined) ((i) through (iv) collectively, the “Company Approvals”) and (v) the filing of an application to acquire control of a specialty insurer or its controlling company with, and the written approval of, the Florida Office of Insurance Regulation, no authorization, consent or approval of, or filing with, any United States Federal, state or local or foreign governmental or regulatory agency, commission, court, body, entity or authority (each, a “Governmental Entity”) is necessary, under applicable Law, for the consummation by the Company of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings (A) required solely by reason of the participation of Parent or Merger Sub (as opposed to any third party) in the transactions contemplated by this Agreement, and (B) that, if not obtained or made, would not have, individually or in the aggregate, a Company Material Adverse Effect.

(c) The execution and delivery by the Company of this Agreement does not, and, except as described in Section 3.3(b), the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation, adverse modification or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, right or license binding upon the Company or any of the Company’s Subsidiaries or result in the creation of any liens, claims, mortgages, encumbrances, pledges, security interests, equities or charges of any kind (each, a “Lien”), upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended, of the Company or any of the Company’s Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i), (ii) (solely with respect to Subsidiaries other than Significant Subsidiaries) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.4 Reports and Financial Statements.

(a) The Company has filed or furnished all forms, documents, exhibits and reports required to be filed or furnished by it with the Securities and Exchange Commission (the “SEC”) since April 11, 2006 (as amended through the date hereof, the “Company SEC Documents”). As of their respective dates, or, if amended prior to the date hereof, as of the date of the last such amendment prior to the date hereof, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Company’s Subsidiaries is required to file any form, report, registration, statement or other document with the SEC.

(b) The consolidated financial statements (including all related notes and schedules thereto) of the Company included in the Company SEC Documents (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods indicated (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and (ii) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto). Since December 31, 2006, there has been no material change in the Company’s accounting methods or principles that would be required to be disclosed in the Company’s financial statements in accordance with GAAP, except as described in the notes to such financial statements. To the knowledge of the Company, the Company has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities. The Company’s principal executive officer and principal financial officer have (A) no knowledge of any fraud that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting and (B) have made, with respect to the Company SEC Reports, all certifications required of them by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC. As of the date hereof, the Company has not identified any material weaknesses in the design or operation of the internal controls over financial reporting except as disclosed in the Company SEC Reports filed prior to the date hereof. As of the date hereof, neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers of the Company within the meaning of Section 402 of the Sarbanes-Oxley Act of 2002.

(c) Except as set forth in Section 3.4(c) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to any off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate on the other hand), including any “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission).

Section 3.5 No Undisclosed Liabilities. Except and as to the extent reflected or reserved against in the Company’s consolidated balance sheet (or the notes thereto) as of June 30, 2007 included in the Company’s quarterly report on Form 10-Q for the fiscal quarter then ended, the Company and its Subsidiaries, taken as a whole, have no liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, other than (a) for liabilities incurred pursuant to this Agreement, (b) for liabilities and obligations incurred in the ordinary course of business since June 30, 2007 that, individually or in the aggregate, would not have a Company Material Adverse Effect, (c) for liabilities or obligations which have been discharged or paid in full in the ordinary course of business, (d) for liabilities set forth in Section 3.5(d) of the Company Disclosure Letter or (e) for liabilities which would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.6 Compliance with Law; Permits.

(a) The Company and its Subsidiaries are in compliance with and are not in default under or in violation of and have not, to the knowledge of the Company, received any written notice of non-compliance, default or violation with respect to any applicable federal, state, local or foreign constitution, law, statute, ordinance, regulation, judgment, order, injunction, decree or agency requirement of any Governmental Entity (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, a Company Material Adverse Effect. Notwithstanding anything contained in this Section 3.6(a), no representation or warranty shall be deemed to be made in this Section 3.6(a) in respect of environmental, Tax, employee benefits or labor Law matters.

(b) The Company and the Company’s Subsidiaries are in possession of all grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Entity necessary for the Company and the Company’s Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “Company Permits”), except where the failure to have any such Company Permit would not have, individually or in the aggregate, a Company Material Adverse Effect. All Company Permits are in full force and effect, and no proceeding is pending or, to the knowledge of the Company, threatened in writing to revoke, suspend, cancel, terminate, or adversely modify any Company Permit except where the failure to be in full force and effect or such revocation, suspension, cancellation, termination or adverse modification would not have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 Environmental Laws and Regulations.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have conducted their respective businesses in compliance with all, and have not otherwise violated any, applicable Environmental Laws (as hereinafter defined), (ii) no Hazardous Substance (as hereinafter defined) is present in, on, under or about any of the properties or facilities currently or, to the knowledge of the Company, formerly operated, owned or leased by the Company or any of its Subsidiaries in amounts exceeding the levels permitted by applicable Environmental Laws or for which the Company or any of its Subsidiaries would reasonably be expected to be liable, and, to the knowledge of the Company, Hazardous Substances have not been arranged to be disposed of by the Company or any of its Subsidiaries in a manner or to a location that would reasonably be expected to result in liability under any Environmental Law, (iii) since December 31, 2004, and, to the knowledge of the Company, prior to such date, neither the Company nor any of its Subsidiaries has received any notices, demand letters or requests for information from any Governmental Entity or any other person indicating that the Company or any of its Subsidiaries may be in violation of, or liable under, any Environmental Law and to the knowledge of the Company, none of the foregoing is threatened, (iv) neither the Company nor any of its Subsidiaries are parties to or are subject to any liabilities relating to any Action (as hereinafter defined), suit, settlement, court order, administrative order, judgment or written claim asserted or arising under any Environmental Law and to the knowledge of the Company, none of the foregoing is threatened and (v) to the knowledge of the Company, none of Company and its Subsidiaries has assumed, or provided indemnity against, any liability under any Environmental Laws. It is agreed and understood that no representation or warranty is made in respect of Environmental Law in any Section of this Agreement other than this Section 3.7 and Section 3.3 and Section 3.5 hereof.

(b) As used in this Agreement, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment or natural resources, or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances.

(c) As used in this Agreement, “Hazardous Substance” means any substance listed, defined, designated or classified as a waste, pollutant, contaminant, hazardous, toxic, radioactive, or dangerous, or otherwise regulated, under any Environmental Law, including petroleum, petroleum products, toxic mold, asbestos, urea formaldehyde insulation and polychlorinated biphenyls.

Section 3.8 Employee Benefit Plans.

(a) Section 3.8(a) of the Company Disclosure Letter lists all material Company Benefit Plans, a copy or summary of which has been provided to Parent. “Company Benefit Plans” means (i) all compensation or employee benefit plans, programs, policies, agreements or other arrangements (other than arrangements solely providing for base salary or wages) under which the Company or any Subsidiary or any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder, as amended (each such person or entity, an “ERISA Affiliate”), is subject to continuing financial obligations or under which any Employee (as hereinafter defined) has any present or future right to benefits, whether or not “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), providing cash- or equity-based incentives, deferred compensation, health, medical, dental, disability, accident or life insurance benefits, fringe benefit, vacation, severance, retention, change of control, retirement, pension, loan, savings or other employee benefits, in each case, that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries for the benefit of current or former employees, directors or consultants of the Company or its Subsidiaries (each, an “Employee”) or under which the Company or any Subsidiary has any present or future liability, and (ii) all employment agreements under which the Company or its Subsidiaries are or may be subject to continuing financial obligations with any current or former Employee providing an annual base salary to such Employee of $200,000 or more.

(b) Each Company Benefit Plan has been maintained and administered in compliance with its terms and with applicable Law, including ERISA and the Code to the extent applicable thereto, except for such non-compliance which would not have, individually or in the aggregate, a Company Material Adverse Effect; no event has occurred and, except as would not be reasonably expected to have a Material Adverse Effect, no condition exists that would subject the Company or its Subsidiaries, by reason of any defect in the design or operation of a Company Benefit Plan, to any Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable law.

(c) Any Company Benefit Plan intended to be qualified under Section 401(a) or 401(k) of the Code (or an applicable prototype plan on which such a Company Benefit Plan is based) has received a favorable determination letter from the IRS. Neither the Company nor any of its Subsidiaries maintains or contributes to any plan or arrangement that provides medical benefits to any Employee following termination of employment or retirement, except (i) pursuant to which not more than 43 former employees are entitled to benefits as set forth in Section 3.8(c) of the Company Disclosure Letter, (ii) as provided in the employment agreement listed in Section 3.8(a)(1) of the Company Disclosure Letter or (iii) as required by applicable Law.

(d) With respect to each Company Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code, except as would not have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, (ii) no reportable event (as defined in Section 4043 of ERISA) for which the 30-day notice requirement has been waived has occurred; (iii) neither the Company nor any of its Subsidiaries has, and to the knowledge of the Company no other party-in-interest has, engaged in a nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA and Section 4975 of the Code) with respect to any Company Benefit Plan; (iv) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full and all contributions required to be made under the Company Benefit Plans have been timely made or, if not yet due, have been properly reflected on the Company’s financial statements, (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries, and (vi) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan.

(e) The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any Employee to severance pay, unemployment compensation or any other payment, or any increases in any such payments or compensation (but, for the avoidance of doubt, not including any increase in the amount of any performance-based awards paid in accordance with the terms of such performance-based awards), except as expressly provided in this Agreement, as required by applicable Law, as provided in an individual agreement upon a severance event (as disclosed in paragraphs 1, 2 and 5 of Section 3.8(a) of the Company Disclosure Letter) or (ii) accelerate the time of payment, vesting, or funding, or increase the amount of compensation or benefits due any Employee, except as expressly provided in this Agreement or as provided in Section 3.8(e)(ii) of the Company Disclosure Letter, or (iii) result in payments to any Employee which would not be deductible under Section 280G of the Code.

Section 3.9 Absence of Certain Changes or Events.

(a) From June 30, 2007 through the date of this Agreement, except as specifically contemplated by this Agreement, the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business consistent with past practice.

(b) Since June 30, 2007, there has not been any changes, facts, events, developments or state of circumstances that has had or constitutes, individually or in the aggregate, a Company Material Adverse Effect.

(c) There has not been any action taken by the Company or any of its Subsidiaries during the period from June 30, 2007 through the date hereof that, if taken during the period from the date hereof through the Effective Time, would constitute a breach of Section 5.1(b)(i), (iii), (ix) or (xvii).

Section 3.10 Litigation. There is no Action (as hereinafter defined) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries that, individually or in the aggregate, has had or is expected to have a Company Material Adverse Effect, nor is there any order, judgment, citation or decree of any Governmental Entity outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, has had or is expected to have a Company Material Adverse Effect.

Section 3.11 Proxy Statement; Other Information. None of the information provided by the Company to be included in the filing with the SEC of a proxy statement relating to the matters to be submitted at the Company Meeting (as hereinafter defined) (such proxy statement, and any amendments or supplements thereto, the “Proxy Statement“) will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.12 Tax Matters.

(a) Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and each of its Subsidiaries have prepared and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are true, correct and complete, (ii) the Company and each of its Subsidiaries have paid all Taxes that are required to be paid by any of them, (iii) as of the date of this Agreement, there are not pending or, to the knowledge of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of U.S. federal or state Taxes, (iv) there are no Liens for Taxes on any of the assets of the Company or any of its Subsidiaries other than, other than any such Lien (A) for Taxes or governmental assessments, charges or claims of payment not yet due or being contested in good faith for which adequate accruals or reserves have been established, (B) which is a carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar lien arising in the ordinary course of business, (C) which is disclosed on the most recent consolidated balance sheet of the Company or in the notes thereto or (D) which was incurred in the ordinary course of business since the date of the most recent consolidated balance sheet of the Company and is immaterial in amount and does not adversely affect the use or control of the assets to which it relates (each of the foregoing, a “Company Permitted Lien”), (v) all Taxes required to be withheld, collected or deposited by or with respect to Company and each of its Subsidiaries have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority, (vi) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign law) has been entered into by or with respect to Company or any of the Subsidiaries, (vii) neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2), (viii) the Company has not been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date hereof that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law), and (ix) each Company Benefit Plan and employment agreement that is subject to the provisions of Section 409A of the Code has been operated in good faith compliance with Section 409A of the Code and the Treasury Regulations and other interpretive guidance issued thereunder. Neither the Company nor any Subsidiary is party to, bound by, or has any obligation under a material Tax sharing or Tax indemnity agreement.

(b) As used in this Agreement, (i) “Taxes” means any and all domestic or foreign, federal, state, local or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, taxes in the nature of excise, withholding, ad valorem or value added, and any obligations with respect to such amounts arising as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or under any agreements or arrangements with any other person and including any liability for taxes of a predecessor entity, and (ii) “Tax Return” means any return, report or similar filing (including the attached schedules) required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes. It is agreed and understood that no representation or warranty is made in respect of Tax matters in any Section of this Agreement other than this Section 3.12.

Section 3.13 Labor Matters. Except for such matters which would not have, individually or in the aggregate, a Company Material Adverse Effect, (a) as of the date hereof, (i) none of the employees of the Company or any of its Subsidiaries (“Employees”) is a member of any union, other than those Employees who are members of the International Association of Machinists and Aerospace Workers, and no collective bargaining agreements or other contracts with any labor organization are in effect with respect to the Company or any of its subsidiaries, (ii) there have been no strikes or lockouts with respect to any Employees within the past 3 years, (iii) to the knowledge of the Company, there is no union organizing effort pending or threatened against the Company or any of its Subsidiaries, (iv) there is no unfair labor practice, labor dispute or labor arbitration proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries and (v) there is no slowdown, or work stoppage in effect or, to the knowledge of the Company, threatened with respect to Employees, and (b) the Company and its Subsidiaries are in compliance with all applicable Laws respecting (i) employment and employment practices, (ii) terms and conditions of employment and wages and hours and (iii) unfair labor practices. Neither the Company nor any of its Subsidiaries has any liabilities under the Worker Adjustment and Retraining Notification Act (together with any similar state or local statute, rule or regulation, “WARN”) as a result of any action taken by the Company (other than as a result of any of the transactions contemplated by this Agreement) that would have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.14 Intellectual Property. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, either the Company or a Subsidiary of the Company directly or indirectly owns, or is licensed or otherwise possesses valid and enforceable rights to use, all registered and common law trademarks, trade names, service marks, service names, logos, domain names, registered and unregistered copyrights, patents or patent applications, trade secrets and other proprietary or confidential information used in, and sufficient to conduct, their respective businesses as currently conducted, free and clear of all Liens other than Company Permitted Liens (collectively, the “Company Intellectual Property”). Section 3.14 of the Company Disclosure Letter lists all United States or foreign patents, registered trademarks or service marks, registered copyrights and Internet domain names and any currently pending applications thereof owned by the Company or any Subsidiary (collectively, the “Company Registered IP”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) as of the date hereof, there are no pending or, to the knowledge of the Company, threatened claims by any person (x) alleging infringement of any intellectual property rights of any person by the Company or any of its Subsidiaries or (y) challenging the validity or enforceability of, or the Company’s or any of its Subsidiaries’ right to use, any of the Company Intellectual Property; (ii) neither the use of the Company Intellectual Property nor the conduct of the business of the Company and its Subsidiaries infringes, misappropriates or otherwise violates any intellectual property rights of any person, (iii) as of the date hereof, neither the Company nor any of its Subsidiaries has made any claim of infringement, misappropriation or violation by others of its rights to or in the Company Intellectual Property and (iv) the Company Registered IP is valid and enforceable and has not expired or been abandoned. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, to the knowledge of the Company and its Subsidiaries, no third party is infringing, misappropriating or otherwise violating any of the Company Intellectual Property. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken commercially reasonable steps to protect and maintain (A) their respective rights in any confidential information or trade secrets included among the Company Intellectual Property and (B) the security and integrity of their respective systems and software.

Section 3.15 Real Property. Section 3.15 of the Company Disclosure Letter sets forth a list of all real property currently owned (the “Owned Real Property”) or exceeding 10,000 square feet and leased or subleased or otherwise used or occupied under an agreement (the “Leased Real Property”) by the Company or any of its Subsidiaries. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company owns and has valid title to the Owned Real Property, free and clear of all Liens (except for Company Permitted Liens and all other title exceptions, defects, encumbrances and other matters, whether or not of record, which do not materially and adversely affect the continued use of the property for the purposes for which the property is currently being used by the Company or a Subsidiary of the Company as of the date hereof). The Company has heretofore delivered or made available to Parent and Merger Sub a complete and accurate copy of all leases, subleases or other agreements under which the Company or its Subsidiaries uses or occupies any Leased Real Property (including all material modifications and amendments) (the “Leases”). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, the Company or a Subsidiary of the Company has valid leasehold interests in all of the Leased Real Property, free and clear of all Liens (except for Company Permitted Liens and all other title exceptions, defects, encumbrances and other matters, whether or not of record, which do not materially and adversely affect the continued use of the property for the purposes for which the property is currently being used by the Company or a Subsidiary of the Company as of the date hereof). Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each of the Leases is valid and enforceable and neither the Company nor any of its Subsidiaries is in default under any such agreement, and no circumstances exist which, with notice, the passage of time or both, would reasonably be expected to constitute a default of the Company or any of its Subsidiaries under any Lease; and no condemnation proceeding is pending or, to the Company’s knowledge, threatened which would preclude or impair the use of any the Owned Real Property or Leased Real Property for the purposes for which it is currently used as of the date hereof.

Section 3.16 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of each of Goldman Sachs & Co. and J.P. Morgan Securities Inc., in each case dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view.

Section 3.17 Material Contracts.

(a) Except for this Agreement or as filed as exhibits to Company SEC Documents prior to the date hereof, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any (i) “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) contract containing any covenant that restricts the Company or any Subsidiary in a manner material to the Company and its Subsidiaries taken as a whole; (iii) mortgages, indentures, financial guarantees (other than guarantees by the Company or any wholly-owned Subsidiary of the obligations of the Company or another wholly-owned Subsidiary of the Company), loans or credit agreements, security agreements or other contracts relating to the borrowing of money or extension of credit, other than accounts receivable and payable in the ordinary course of business; (iv) contract that would obligate the Company or any of its Subsidiaries to file a registration statement under the Securities Act, which filing has not yet been made; (v) contract that involves acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other voting securities or equity interests of another person or the Company for aggregate consideration in excess of $25,000,000 that involves continuing or contingent obligations of the Company or any of its Subsidiaries or is not yet consummated; (vi) contract that would constitute one of the Company’s (a) top ten contracts in terms of revenues received from the sale of products or services (including to resellers or distributors) (as measured by the revenue reasonably expected to be derived therefrom during the twelve (12) month period ended June 30, 2007) (the applicable customers being, the “Major Distributors”)), or (b) top ten contracts with its suppliers (determined on the basis of amounts reasonably expected to be paid by the Company or its Subsidiaries in the twelve (12) month period ended June 30, 2007) (the applicable suppliers being, the “Major Suppliers”); (vii) contract that requires the payment by the Company or any of its Subsidiaries of more than $15,000,000 annually; (viii) settlement agreement, other than (A) releases immaterial in nature or amount entered into with former employees or independent contractors of the Company in the ordinary course of business in connection with the routine cessation of such employee’s or independent contractor’s employment with the Company, (B) settlement agreements for cash only (which has been paid) and does not exceed $1,000,000 as to such settlement or (C) settlement agreements entered into more than two years prior to the date of this Agreement under which none of the Company or its Subsidiaries have any continuing obligations, liabilities or rights (excluding releases); (ix) that relates to conditional sale arrangements, in each case in connection with which the aggregate actual or contingent obligations of the Company and its subsidiaries under such Contract are greater than $10,000,000 in the aggregate for all such arrangements; or (x) any hedging, derivatives or similar contracts or arrangements (all contracts of the type described in this Section 3.17(a) being referred to in this Agreement as “Company Material Contracts”).

(b) Neither the Company nor any Subsidiary of the Company is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. To the knowledge of the Company, no other party to any Company Material Contract is in breach of or default under the terms of any Company Material Contract where such breach or default would have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Material Contract is a valid and binding obligation of the Company or the Subsidiary of the Company which is party thereto and, to the knowledge of the Company, of each other party thereto, and is in full force and effect, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors’ rights generally and (ii) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. A true, correct and complete copy of each Company Material Contract has been made available by the Company to Parent or has been filed by the Company with the SEC.

Section 3.18 Insurance. The Company and its Subsidiaries maintain insurance in such amounts and against such risks as is sufficient to comply with applicable Law. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, all policies or binders of material fire, liability, product liability, workers’ compensation, vehicular, directors’ and officers’ and other material insurance held by or on behalf of the Company and its Subsidiaries (collectively, the “Company Insurance Policies”) are (i) except for policies that have expired under their terms, in full force and effect, and (ii) to the knowledge of the Company, valid and enforceable in accordance with their terms. Except as would not have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach or default with respect to any provision contained in such policy or binder. To the knowledge of the Company, neither the Company nor any of its Subsidiaries has (a) received written notice of actual or threatened modification or termination of any material Company Insurance Policy, or (b) received written notice of cancellation or non-renewal of any such Company Insurance Policy, other than in connection with ordinary renewals.

Section 3.19 Required Vote of the Company Stockholders. Subject to the accuracy of the representations and warranties of Parent and Merger Sub in Section 4.9, the affirmative vote of the holders of outstanding shares of Company Common Stock representing at least a majority of all the votes entitled to be cast thereupon by holders of Company Common Stock, is the only vote of holders of securities of the Company which is required to adopt this Agreement and the Merger (the “Company Stockholder Approval”).

Section 3.20 Finders or Brokers. Except for Goldman Sachs & Co. and J.P. Morgan Securities Inc., neither the Company nor any of its Subsidiaries has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 3.21 State Anti-takeover Laws. Prior to the date of this Agreement, the Board of Directors of the Company has taken all actions as are necessary to exempt under and not make subject to the provisions of Section 203 of the DGCL the execution of this Agreement and the consummation of the transactions contemplated by this Agreement, including the Merger.

Section 3.22 Company Insurance Approval. Assuming that the representation of Parent set forth in Section 4.13 is true and correct in all respects, the Company is not aware of any facts or circumstances that it believes would prohibit the Florida Office of Insurance Regulation review and approval of the Statement of Acquisition, Merger or Consolidation of a Specialty Insurer filed pursuant to Fla. Stat. s. 628.4615 relating to AsureCare Corp.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as disclosed in the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (it being agreed that any information set forth in one section of such disclosure letter shall be deemed to apply to each other section thereof to which its relevance is reasonably apparent) (the “Parent Disclosure Letter”), Parent and Merger Sub represent and warrant, jointly and severally, to the Company as follows:

Section 4.1 Qualification, Organization, Subsidiaries, etc. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, validly existing, qualified or in good standing, or to have such power or authority, would not, individually or in the aggregate, prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement (“Parent Material Adverse Effect”), provided that for all purposes of this Agreement, “Parent Material Adverse Effect” shall not include any such prevention or delay resulting from any Shareholder Litigation. Parent has made available to the Company prior to the date of this Agreement a true and complete copy of the certificate of incorporation and bylaws or other equivalent organizational documents of Parent and Merger Sub, each as amended through the date hereof.

Section 4.2 Corporate Authority Relative to this Agreement; No Violation.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated by this Agreement have been duly and validly authorized by the Board of Directors of Parent and Merger Sub and by Parent, as the sole stockholder of Merger Sub, and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming this Agreement constitutes the valid and binding agreement of the Company, this Agreement constitutes the valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and to general principles of equity.

(b) Other than in connection with or in compliance with (i) the DGCL, (ii) the Securities Act, (iii) the Exchange Act, (iv) the Regulatory Law and (v) the rules and regulations of the Florida Office of Insurance Regulation (collectively, the “Parent Approvals”), no authorization, consent or approval of, or filing with, any Governmental Entity is necessary, under applicable Law, for the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement, except for such authorizations, consents, approvals or filings, that, if not obtained or made, would not have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) The execution and delivery by Parent and Merger Sub of this Agreement does not, and except as described in Section 4.2(b), the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not (i) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any material obligation or to the loss of a material benefit under any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, agreement, contract, instrument, permit, concession, franchise, right or license binding upon Parent or any of its Subsidiaries or result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Parent or any of its Subsidiaries, (ii) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws or other equivalent organizational document, in each case as amended, of Parent or any of its Subsidiaries or (iii) conflict with or violate any applicable Laws, other than, in the case of clauses (i) and (iii), any such violation, conflict, default, termination, cancellation, acceleration, right, loss or Lien that would not have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.3 Litigation. There is no Action pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect, nor is there any order, judgment or decree of any Governmental Entity outstanding against Parent or any of its Subsidiaries that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 Proxy Statement; Other Information. None of the information provided by Parent or its Subsidiaries to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Meeting (as hereinafter defined), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.5 Financing. Parent and Merger Sub have furnished the Company with evidence of its ability to pay and satisfy in full each of the following (“Required Amount”): (a) the Merger Consideration and all of Parent’s obligations under this Agreement, (b) all amounts payable by the Company and/or Goodman Global Holdings, Inc. (“Holdings”) in connection with any repayment or refinancing of debt contemplated in the Debt Commitment Letters, including (1) payments contemplated by Section 5.12 in connection with (i) the 7 7/8% Senior Subordinated Notes due 2012 pursuant to the indenture dated as of December 23, 2004 among Holdings, the guarantors named therein and Wells Fargo Bank, National Association, as Trustee, and (ii) the Senior Floating Rate Notes due 2012 pursuant to the indenture dated December 23, 2004 among Holdings, the guarantors named therein and Wells Fargo Bank, National Association, as Trustee, and (2) all amounts payable by the Company and/or Holdings in connection with the repayment of the credit agreement dated as of December 23, 2004 among the Company, Holdings, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lenders, UBS Securities LLC, as syndication agent, Credit Suisse First Boston, acting through its Cayman Islands branch, as documentation agent, and J.P. Morgan Securities Inc. and UBS Securities LLC as joint lead arrangers and joint book managers (as amended, modified, supplemented or restated from time to time) and (c) all fees and expenses related to the foregoing, in each case in the form of (x) the executed equity commitment letter, dated as of the date hereof, among Parent, Merger Sub, Hellman & Friedman Capital Partners VI, L.P. (“Sponsor”), and the other parties thereto, a true and complete copy of which has been made available to the Company (the “Equity Commitment Letter”) and (y) the executed debt commitment letters, dated as of the date hereof, among (A) Barclays Bank PLC, Calyon New

York Branch, General Electric Capital Corporation, GSO Capital Partners LP, Parent and Merger Sub (the “Senior Debt Commitment Letter” and (B) GSO Capital Funding LLC, Farallon Funding, L.L.C., Parent and Merger Sub (collectively with the related Limited Guaranties, true and correct copies of which have been made available to the Company, the “Subordinated Debt Commitment Letter”; together with the Senior Debt Commitment Letter, the “Debt Commitment Letters,” and together with the Equity Commitment Letter, the “Commitment Letters”), true and complete copies of which have been made available to the Company (it being understood that the fee letters associated with such Commitment Letters have been made available in redacted form). The financing contemplated by the Debt Commitment Letters is referred to as the “Debt Financing” and financing contemplated by the Equity Commitment Letter is hereinafter referred to as the “Equity Financing.” The Debt Financing and the Equity Financing are collectively referred to as the “Financing.” The obligations of the financing sources to fund the commitments under the Commitment Letters are not subject to any conditions other than as set forth therein and are in full force and effect on the date hereof. All commitments and other fees required to be paid under the Commitment Letters prior to the date hereof have been paid, and Parent is unaware of any fact or occurrence existing on the date hereof that (with or without notice, lapse of time, or both) would reasonably be expected to (W) make any of the assumptions or any of the statements set forth in the Commitment Letters inaccurate, (X) result in any of the conditions in the Commitment Letters not being satisfied, (Y) cause the Commitment Letters to be ineffective, or (Z) otherwise result in the funding contemplated in the Commitment Letters not being available on a timely basis in order to consummate the transactions contemplated by this Agreement. Neither Parent nor Merger Sub shall amend or modify any Debt Commitment Letter between the date of this Agreement and the Effective Time unless such amendment or modification (a) does not adversely amend or expand upon the conditions precedent to the Financing as set forth in the Debt Commitment Letters in any material respect, (b) is not reasonably expected to delay or hinder the Closing and (c) does not reduce the aggregate amount of available Financing.

Section 4.6 Capitalization of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, $0.01 par value per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has outstanding no option, warrant, right, or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has, and prior to the Effective Time will have, no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

Section 4.7 No Vote of Parent Stockholders. No vote of the stockholders of Parent or the holders of any other securities of Parent (equity or otherwise) is required by any applicable Law, the certificate of incorporation or bylaws or other equivalent organizational documents of Parent or the applicable rules of any exchange on which securities of Parent are traded, in order for Parent to consummate the transactions contemplated by this Agreement.

Section 4.8 Finders or Brokers. Neither Parent nor any of its affiliates has employed any investment banker, broker or finder in connection with the transactions contemplated by this Agreement who might be entitled to any fee or any commission in connection with or upon consummation of the Merger.

Section 4.9 Lack of Ownership of Company Common Stock. Neither Parent nor Merger Sub beneficially owns or, since January 1, 2007 has beneficially owned, directly or indirectly, any Shares or other securities convertible into, exchangeable into or exercisable for Shares. There are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 4.10 WARN Act. Parent and Merger Sub are neither planning nor contemplating, and Parent and Merger Sub have neither made nor taken, any decisions or actions concerning the Employees (as hereinafter defined) after the Closing that would require the service of notice under the WARN Act or similar local laws.

Section 4.11 No Additional Representations.

(a) Parent acknowledges that it and its Representatives have (i) had full opportunity to meet with the management of the Company and to discuss the business, assets and liabilities of the Company and (ii) received access to such books and records, facilities, equipment, contracts and other assets of the Company which it and its Representatives have desired or requested to review and access to the data room (including any electronic data room) maintained in connection with the transactions contemplated by this Agreement, including written responses to questions submitted by, or on behalf of, Parent and its Representatives.

(b) Notwithstanding anything contained in Article III or any other provision of this Agreement, Parent acknowledges and agrees that neither the Company nor any person has made any representation or warranty, express or implied, beyond those expressly given in this Agreement or any certificate contemplated by this Agreement or to be delivered to Parent in connection herewith including any implied warranty or representation as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its Representatives except as expressly set forth in Article III (which includes the Company Disclosure Letter and the Company SEC Documents), and neither the Company nor any other person shall be subject to any liability to Parent or any other person resulting from the Company’s making available to Parent or Parent’s use of such information. As part of its investigation of the Company, Parent has been given financial information, cost estimates, forecasts, projections and other oral or written information and materials with respect to the Company (the “Additional Financial Information“) by the Company or its agents and representatives. There are uncertainties inherent in attempting to make projections, predictions and forecasts, and Parent is familiar with such uncertainties. Parent has made its own evaluation of the Additional Financial Information. None of the Company and its officers, directors, employees, affiliates, representatives and agents is making any representations or warranties with respect to the Additional Financial Information, except for the specific representations and warranties set forth in Article III.

Section 4.12 Solvency. Assuming satisfaction of the conditions to the obligation of Parent and Merger Sub to consummate the Merger, immediately after giving effect to the transactions contemplated by this Agreement (including any financing in connection with the transactions contemplated by this Agreement), (i) none of the Surviving Corporation or any of its Subsidiaries will have incurred debts beyond its ability to pay such debts as they mature or become due and the then present fair salable value of the assets of each of the Surviving Corporation and each of its Subsidiaries will exceed the amount that will be required to pay its respective probable liabilities (including the probable amount of all contingent liabilities) and its respective debts as they become absolute and matured, (ii) the assets of each of the Surviving Corporation and each of its Subsidiaries, in each case at a fair valuation, will exceed its respective debts (including the probable amount of all contingent liabilities) and (iii) none of the Surviving Corporation or any of its Subsidiaries will have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted. No transfer of property is being made by Parent and Merger Sub and no obligation is being incurred in connection with the transactions contemplated by this Agreement by Parent and Merger Sub with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, the Company or any Subsidiary of the Company. For purposes of this Section 4.12, “debts beyond its ability to pay such debts as they mature or become due” and “unreasonably small capital to carry on its business as conducted or proposed to be conducted” means that the Surviving Corporation and its Subsidiaries will not be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

Section 4.13 Parent Insurance Approval. Assuming that the representation of the Company set forth in Section 3.22 is true and correct in all respects, Parent is not aware of any facts or circumstances that it believes would prohibit the Florida Office of Insurance Regulation review and approval of the Statement of Acquisition, Merger or Consolidation of a Specialty Insurer filed pursuant to Fla. Stat. s. 628.4615 relating to AsureCare Corp.

ARTICLE V

COVENANTS AND AGREEMENTS

Section 5.1 Conduct of Business by the Company and Parent.

(a) From and after the date of this Agreement and prior to the Effective Time or the date, if any, on which this Agreement is earlier terminated pursuant to Section 7.1 (the “Termination Date”), and except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as otherwise required by this Agreement or (iv) as set forth in Section 5.1(a) of the Company Disclosure Letter, the Company covenants and agrees with Parent that (A) the business of the Company and its Subsidiaries shall be conducted in, and such entities shall not take any action except in, the ordinary course of business, (B) the Company and its Subsidiaries shall use commercially reasonable efforts to preserve intact their present business organizations and to preserve their relationships with significant distributors and suppliers and (C) it will use commercially reasonable efforts to maintain insurance coverage on substantially comparable terms and in substantially comparable amounts as maintained on the date of this Agreement.

(b) Without limiting the generality of the foregoing, except (i) as may be required by applicable Law, (ii) as may be agreed in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), (iii) as otherwise required by this Agreement or (iv) as set forth in Section 5.1(b) of the Company Disclosure Letter, the Company agrees with Parent, on behalf of itself and its Subsidiaries, that between the date hereof and the Effective Time, the Company:

(1) shall not, and shall not permit any of its Subsidiaries that is not wholly owned to, authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock (whether in cash, assets, stock or other securities of the Company or its Subsidiaries), except dividends and distributions paid or made by its directly or indirectly wholly owned Subsidiaries;

(2) shall not, and shall not permit any of its Subsidiaries to, split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly owned Subsidiary after consummation of such transaction;

(3) except (x) as required by existing written agreements or Company Benefit Plans, or (y) to comply with applicable Law, shall not, and shall not permit any of its Subsidiaries to (A) increase the compensation or other benefits payable or provided to Employees, except increases in the ordinary course of business consistent with past practice for Employees who are not officers of the Company for purposes of Section 16 of the Exchange Act (“Section 16 Officers”); (B) enter into any employment, change of control, severance, retention or other similar agreement or arrangement with any employee of the Company or any of its Subsidiaries, except (1) to the extent necessary to replace an agreement with a departing employee who is not a Section 16 Officer, consistent with prevailing market practices, or (2) for severance agreements entered into with employees of the Company or its Subsidiaries in the ordinary course of business in connection with terminations of employment and providing for amounts no greater than those provided under the Company severance guidelines set forth in Section 5.1(b) of the Company Disclosure Letter; or (C) except as permitted pursuant to clause (B) above, establish, adopt, enter into or amend (other than with respect to any ordinary course administrative or ministerial matters) any Company Benefit Plan (or any plan, agreement or arrangement that would be a Company Benefit Plan if it were in existence as of the date of this Agreement), collective bargaining agreement, plan, agreement, trust, fund, policy or arrangement for the benefit of any Employees or any of their beneficiaries, or increase the benefit pool, contribution rate or funding obligation or other obligations or liabilities under any such plan, agreement or arrangement;

(4) shall not, and shall not permit any of its Subsidiaries to, enter into or make any loans or advances to any of its officers, directors, employees, agents or consultants (other than advances in the ordinary course of business consistent with past practice for business expenses in accordance with the Company’s existing policies) or make any change in its existing borrowing or lending arrangements for or on behalf of any of such persons, except as required by the terms of any Company Benefit Plan;

(5) shall not, and shall not permit any of its Subsidiaries to, change financial accounting policies or procedures or any of its methods of reporting income, deductions or other items for financial accounting purposes, except as required by GAAP, SEC rule or policy or applicable Law;

(6) shall not, and shall not permit any of its Subsidiaries to, adopt any amendments to its certificate of incorporation that require a vote of the Company’s stockholders to approve the same or material bylaws or similar applicable charter documents;

(7) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit any of its Subsidiaries to:

(i) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of its capital stock or other ownership interest in the Company or any Subsidiaries or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, ownership interest or convertible or exchangeable securities;

(ii) take any action to cause to be exercisable any otherwise unexercisable option under any existing stock option plan (except as otherwise provided by the terms of this Agreement or the express terms of any unexercisable options outstanding on the date hereof);

(iii) grant or issue any equity-based compensation awards, whether settled in stock, cash, or otherwise, other than

(1) issuances of shares of Company Common Stock in respect of any exercise of Company Stock Options and settlement of any Restricted Shares outstanding on the date hereof; and

(2) the sale of shares of Common Stock pursuant to the exercise of options to purchase Common Stock if necessary to effectuate an optionee’s direction upon exercise or for withholding of Taxes.

(8) shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, purchase, redeem or otherwise acquire any shares of the Company’s capital stock or any rights, warrants or options to acquire any such shares, other than the acquisition of shares of Company Common Stock upon (1) the exercise of Company Stock Options using such shares for the payment of the exercise price or (2) the exercise of Company Stock Options if shares of Company Common Stock are used to satisfy obligations with respect to withholding Taxes;

(9) shall not, and shall not permit any of its Subsidiaries to, (A) incur, assume, guarantee, prepay or otherwise become liable for any indebtedness for borrowed money (directly, contingently or otherwise) (other than letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the ordinary course of business and borrowings in the ordinary course of business under the Company’s existing revolving credit facility), (B) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, (C) make any loans, advances or capital contributions to, or investment in, any other person, other than the Company or any of its direct or indirect wholly owned Subsidiaries or (D) become a party to any hedging, derivatives or similar contract or arrangement that expires on or after December 31, 2008;

(10) except for transactions among the Company and its wholly owned Subsidiaries or among the Company’s wholly owned Subsidiaries, shall not, and shall not permit its Subsidiaries to, sell, lease, license, transfer, exchange or swap, mortgage or otherwise encumber (including securitizations), or subject to any Lien (other than Company Permitted Liens) or otherwise dispose of any material portion of its material properties or tangible or intangible assets, including the capital stock of Subsidiaries, other than (A) sales and non-exclusive licenses of products and services of the Companies and its Subsidiaries in the ordinary course of business consistent with past practice, (B) dispositions in the ordinary course of business of assets no longer used or useful at the time of such disposition and (C) pursuant to existing agreements in effect prior to the execution of this Agreement;

(11) shall not, and shall not permit any of its Subsidiaries to, acquire or license (including by merger, consolidation or acquisition of stock or assets or any other business combination), or enter into any binding memorandum of understanding, letter of intent or other agreement, arrangement or understanding to acquire or license (x) any corporation, partnership, other business organization or any division thereof or equity interests therein or a substantial portion of the assets thereof or (y) any assets or other rights except in the case of clause (y), in the ordinary course of business consistent with past practice;

(12) shall not, and shall not permit any of its Subsidiaries to, (A) make or rescind any material express or deemed election relating to Taxes (including any election for any joint venture, partnership, limited liability company or other investment where the Company has the capacity to make such binding election, but excluding any election that must be made periodically and is made consistent with past practice), (B) change any method of Tax accounting, (C) file any amended Tax Return with respect to a material amount of Taxes, (D) agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of any material Taxes, (E) enter into any closing agreement with respect to any material Taxes or (F) surrender any right to claim a material Tax refund;

(13) shall not, and shall not permit any of its Subsidiaries to, make capital expenditures in excess of $15,000,000 in the aggregate prior to March 31, 2008;

(14) shall not, and shall not permit any of its Subsidiaries to, modify, amend, terminate or waive any rights under any Company Material Contract in any material respect if the Company or its Subsidiaries would be prohibited from entering into the same pursuant to clause (xv) below as so amended, modified or waived;

(15) shall not, and shall not permit any of its Subsidiaries to, enter into any new Contract (A) that would be a Company Material Contract if entered into prior to the date hereof unless such Contract both (1) is entered into in the ordinary course of business and

(2) is not included within clauses (ii), (iii), (iv), (ix) or (x) of the definition of Company Material Contract or (B) that contains a change-in-control provision in favor of the other party or parties thereto or would otherwise require a payment to or give rise to any rights to such other party or parties in connection with the transactions contemplated hereby;

(16) shall not, and shall not permit any of its Subsidiaries to, enter into any new line of business material to it and its Subsidiaries, taken as a whole;

(17) shall not, and shall not permit any of its Subsidiaries to, settle or compromise any pending or threatened suit, action or claim which (a) is material to the Company and its Subsidiaries taken as a whole, (b) requires payment to or by the Company or any Subsidiary (exclusive of attorney’s fees, including success fees) in excess of $2,500,000 in any single instance or in excess of $10,000,000 in the aggregate, (c) is by securities holders of the Company and relates to the transactions contemplated hereby or (d) imposes material restrictions on the activities of the Company or its Subsidiaries; or

(18) shall not, and shall not permit any of its Subsidiaries to, agree, in writing or otherwise, to take any of the foregoing actions.

(c) Parent covenants and agrees with the Company, on behalf of itself and its Subsidiaries, that, between the date hereof and the Effective Time, Parent shall not, and shall not permit any of its Subsidiaries to, take or agree to take any action (including entering into agreements with respect to acquisitions, mergers and consolidations or business combinations) which would reasonably be expected to result in, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.2 Investigation.

(a) The Company shall afford to Parent and to its directors, officers, employees, accountants, consultants, legal counsel, financial advisors and agents (collectively, “Representatives”) reasonable access during normal business hours, upon reasonable advance notice, throughout the period prior to the earlier of the Effective Time and the Termination Date, to the employees, properties, contracts, commitments, books and records of the Company and its Subsidiaries and any report, schedule or other document filed or received by the Company or its Subsidiaries pursuant to the requirements of applicable Laws. Any such investigation and examination shall be conducted so as to minimize disruption to or impairment of the Company’s and its Subsidiaries’ business. Notwithstanding the foregoing, the Company shall (i) not be required to afford such access if it would, in the reasonable judgment of the Company, would cause a violation of any agreement to which the Company or any of its Subsidiaries is a party prior to the date of this Agreement, or would constitute a violation of any applicable Law, (ii) require that such access be afforded only pursuant to the terms of a joint defense agreement if broader access would, in the reasonable judgment of the Company, cause a loss of legal privilege to the Company or any of its Subsidiaries and neither (iii) Parent nor any of its Representatives shall be permitted to perform any invasive onsite environmental procedure with respect to any property of the Company or any of its Subsidiaries. If, in the course of any investigation pursuant to this Section 5.2(a), Parent discovers any breach of any representation, warranty or covenant of the Company contained in this Agreement that Parent believes could prevent a closing condition under Article VI from being satisfied, Parent will promptly inform the Company of such breach (provided that, nothing to the contrary herein withstanding, failure to comply with the foregoing shall be disregarded for the purposes of the satisfaction or failure of the conditions contained in Section 6.2(b)).

(b) The parties acknowledge that the Company and Parent have previously executed a Confidentiality Agreement dated June 19, 2007, as amended (the “Confidentiality Agreement”), which Confidentiality Agreement, notwithstanding anything to the contrary contained therein, shall continue in full force and effect in accordance with its terms until the earlier of (x) the Effective Time and (y) the termination of such Confidentiality Agreement in accordance with its terms, and Parent will hold, and will cause its Representatives to hold, any Evaluation Material (as defined in the Confidentiality Agreement) confidential in accordance with the terms of the Confidentiality Agreement.

Section 5.3 No Solicitation.

(a) Subject to Section 5.3(c) through (f), the Company agrees that neither it nor any Subsidiary of the Company shall, and that it shall cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate, propose or knowingly encourage or take any other action to knowingly facilitate any inquiry, discussion, offer or request that constitutes, or may reasonably be expected to lead to, an Alternative Proposal (as hereinafter defined), or the making, submission or announcement of, any Alternative Proposal, (ii) participate or otherwise engage in any negotiations regarding an Alternative Proposal with, or furnish any nonpublic information to, or afford access to the property, books or records of the Company or its Subsidiaries to, any person that has made or, to the Company’s knowledge, is considering making an Alternative Proposal or grant any waiver or release under any standstill, (iii) engage in discussions regarding an Alternative Proposal with any person that has made or, to the Company’s knowledge, is considering making an Alternative Proposal, except to notify such person as to the existence of the provisions of this Section 5.3, (iv) approve, endorse or recommend any Alternative Proposal, or (v) enter into any letter of intent or agreement in principle or any agreement or other arrangement providing for any Alternative Proposal (except for confidentiality agreements permitted under Section 5.3(c)).

(b) The Company shall promptly (and in any event within twenty-four (24) hours after receipt) advise Parent of the receipt of any Alternative Proposal, or of any inquiries, proposals or offers received by, any request for information from, or any negotiations sought to be initiated or continued with, either the Company or its Representatives concerning an Alternative Proposal or that would reasonably be expected to lead to an Alternative Proposal, notify Parent orally and in writing and disclose the identity of the other party and the material terms of such inquiry, offer, proposal or request and, in the case of written materials provided to the Company, provide Parent copies of such materials as promptly as reasonably practicable. The Company shall keep Parent informed on a prompt basis of the status, terms and substance of any discussions or negotiations (including amendments and proposed amendments) of any such Alternative Proposal or other inquiry, offer, proposal or request concerning an Alternative Proposal.

(c) Notwithstanding the limitations set forth in Section 5.3(a), if at any time prior to obtaining the Company Stockholder Approval, the Company receives an Alternative Proposal which (i) constitutes a Superior Proposal or (ii) the Board of Directors of the Company determines in good faith could reasonably be expected to result in a Superior Proposal, the Company may take the following actions: (x) furnish nonpublic information to the third party making such Alternative Proposal, if, and only if, prior to so furnishing such information, the Company receives from the third party an executed confidentiality agreement on terms no less favorable in any material respect to the Company than the terms of the Confidentiality Agreement and provided that any such information must be provided to Parent as promptly as is reasonably practicable after its provision to such third party to the extent not previously made available to Parent and (y) engage in discussions or negotiations with the third party with respect to the Alternative Proposal, if, but only if, in the case of both clause (x) and (y) if the Board of Directors of the Company has concluded in good faith, after consultation with the Company’s outside legal and financial advisors, that the failure of the Board of Directors to furnish such information or engage in such discussions or negotiations would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law.

(d) Subject to compliance with the other terms of this Section 5.3(d), in response to the receipt of a Superior Proposal that has not been withdrawn, prior to the Company Stockholder Approval, the Board of Directors of the Company may withdraw, modify or qualify the Company Recommendation (a “Change of Recommendation”) or approve or recommend a Superior Proposal if the Board of Directors of the Company has concluded in good faith, after consultation with the Company’s outside legal and financial advisors, that the failure of the Board of Directors to effect a Change of Recommendation or approve or recommend a Superior Proposal, as applicable, would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law. The Company shall not be entitled to effect a Change in Recommendation with respect to a Superior Proposal or approve or recommend a Superior Proposal unless and until (A) after the third business day following Parent’s receipt of a written notice (a “Notice of Superior Proposal”) from the Company advising Parent that the Company intends to take such action and describing the material terms and conditions of the Superior Proposal that is the basis of such action in such Notice of Superior Proposal and as promptly as practicable thereafter providing a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, and stating that the Company intends to effect a Change in Recommendation (it being understood and agreed that (1) the Company shall, and shall cause its financial and legal advisors to, during such three-business day period, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Alternative Proposal ceases to constitute a Superior Proposal, (2) in determining whether to cause or permit the Company to effect a Change in Recommendation or approve or recommend a Superior Proposal, the Board of Directors (or a committee thereof) of the Company shall take into account any changes to the financial terms of this Agreement proposed by Parent to the Company in any bona fide written proposal in response to a Notice of Superior Proposal or otherwise, and (3) any material amendment to the financial terms of such Superior Proposal shall require a new Notice of Superior Proposal and a new forty-eight hour period), and (B) the Company has complied in all material respects with this Section 5.3. In addition, the Board of Directors of the Company shall not approve or recommend a Superior Proposal unless the Company immediately terminates this Agreement pursuant to Section 7.1(g). Except as expressly permitted by this Section 5.3, neither the Board of Directors of the Company nor any committee thereof shall (i) effect a Change of Recommendation or publicly propose to withdraw, modify or qualify the Company Recommendation or (ii) approve, recommend or adopt or publicly propose to approve, recommend or adopt any Superior Proposal.

(e) Subject to the provisions of Section 5.3(d), nothing in this Agreement shall prohibit or restrict the Board of Directors of the Company from making a Change of Recommendation to the extent that (i) such Change of Recommendation does not arise out of or relate to an Alternative Proposal and (ii) the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that the failure of the Board of Directors of the Company to effect a Change of Recommendation would be reasonably likely to be inconsistent with the directors’ exercise of their fiduciary obligations to the Company’s stockholders under applicable Law.

(f) Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any such disclosure (other than (x) a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or (y) a negative recommendation of such tender offer) shall be deemed to be an Change in Recommendation; provided, further, that the Board of Directors of the Company shall not (A) recommend that the stockholders of the Company tender their shares of Company Common Stock in connection with such tender or exchange offer (or otherwise approve or recommend any Alternative Proposal) or (B) effect a Change in Recommendation, unless in each case the applicable requirements of Section 5.3(d) shall have been satisfied.

(g) As used in this Agreement, “Alternative Proposal” shall mean any proposal or offer made by any person or “group” (as defined under Section 13(d) of the Exchange Act) (other than a proposal or offer by Parent or any of its Subsidiaries) for any transaction or proposed transaction or series of related transactions involving (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, or similar transaction (each, a “Fundamental Change Transaction”) involving the Company or any Company Significant Subsidiary, in each case involving the ownership of twenty percent (20%) of such entity or a transaction in which holders of Common Stock prior to such transaction would own (in substantially the same proportion as prior to such transaction), less than 80% of the common or voting stock of the resulting or surviving entity, (ii) the acquisition by any person or “group” of twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole (including for this purpose the outstanding assets and equity securities of the Company Subsidiaries) or (iii) the direct or indirect acquisition by any person or “group” of beneficial ownership of twenty percent (20%) or more of the outstanding shares of any class of capital stock of the Company or any Company Significant Subsidiary or twenty percent (20%) or more of the voting power represented by the outstanding voting securities of the Company or any Company Significant Subsidiary.

(h) As used in this Agreement “Superior Proposal” shall mean an Alternative Proposal (provided that (x) for the purposes of clause (i) thereof, such Fundamental Change Transaction must result in a third party acquiring more than 50% of the outstanding shares of any class of capital stock of the Company or all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole and (y) for the purposes of clauses (ii) and (iii) thereof, substituting the words “fifty percent (50%)” in place of “twenty percent (20%)” where such words appear in such clauses) made by any person on terms that the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial and legal advisors, would if consummated, result in a transaction that is (A) more favorable to the Company and its stockholders from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal), taking into account all of the terms and conditions of such proposal and this Agreement, including any break-up and reverse fees, expense reimbursement or similar provisions and (B) reasonably capable of being consummated in a timely manner on the terms proposed, in each case taking into account all financial (including the financing terms of such proposal), regulatory, legal and other aspects of such proposal.

Section 5.4 Preparation of Proxy Statement; Stockholders’ Meeting.

(a) The Company shall, as soon as reasonably practicable following the date hereof, but in no event later than twenty (20) business days, prepare and file with the SEC the Proxy Statement which shall, subject to Section 5.3, include the Company Recommendation, and shall use reasonable best efforts to respond to any comments by the SEC staff in respect of the Proxy Statement as promptly as reasonably practicable. Parent and Merger Sub shall provide to the Company such information as the Company may reasonably request for inclusion in the Proxy Statement. The Company shall notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The Company shall use reasonable best efforts to cause the Proxy Statement to be mailed to the Company’s stockholders as promptly as reasonably practicable after filing with the SEC. If at any time prior to receipt of the Company Stockholder Approval there shall occur any event that should, upon the advice of the Company’s outside legal counsel, be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Company shall promptly prepare, file with the SEC and mail to its stockholders such an amendment or supplement. Notwithstanding anything to the contrary stated above, prior to filing or mailing the Proxy Statement or any other SEC filing required in connection with the transactions contemplated hereby (or, in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other party an opportunity to review and comment on such document or response and shall consider in good faith comments reasonably proposed by the other party.

(b) The Company and Parent shall cooperate with each other in order to lift any injunctions or remove any other impediment to the consummation of the transactions contemplated in this Agreement.

(c) As promptly as reasonably practicable after the date hereof, the Company shall (i) take all action necessary in accordance with applicable Law and its certificate of incorporation and bylaws to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as reasonably practicable following the mailing of the Proxy Statement for the purpose of obtaining the Company Stockholder Approval (the “Company Meeting”) and (ii) use reasonable best efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and the transactions contemplated by this Agreement and shall include the Company Recommendation in the Proxy Statement, in each case for this clause (ii), so long as there has not been a Change in Recommendation expressly permitted by Section 5.3. The obligation of the Company to establish a record date for, duly call, give notice of, convene and hold the Company Meeting shall not be affected by a Change in Recommendation unless this Agreement has been terminated pursuant to Section 7.1. Without the prior written consent of Parent, adoption of this Agreement is the only matter (other than procedural matters) which the Company shall propose to be acted on by the Company Stockholders at the Company Meeting.

Section 5.5 Employee Matters.

(a) From and after the Effective Time, Parent shall honor all employment agreements, retention agreements and severance agreements in accordance with their terms as in effect immediately prior to the Effective Time. For a period of one (1) year from the Effective Time, Parent shall provide, or shall cause to be provided, to each current and former employee of the Company and its Subsidiaries, other than such employees covered by collective bargaining agreements (“Company Employees”), cash compensation (including, without limitation, base salary, base wages and annual incentive compensation opportunities) and employee benefits provided under the Company Benefit Plans listed in Section 3.8(a) of the Company Disclosure Letter (but, for greater clarity, excluding any equity-based awards and equity-based incentives) that are no less favorable, in the aggregate, than the compensation and benefits provided to such Company Employees immediately before the Effective Time. Parent agrees to the additional matters set forth on Section 5.5(a) of the Company Disclosure Letter.

(b) For at least (1) year from the Effective Time, Parent shall not terminate or otherwise amend, nor permit to be terminated or otherwise amended, the Company’s severance arrangements in a manner adverse to any officer or employee of the Company or any of its Subsidiaries covered by such arrangements set forth on Section 5.5(b) of the Company Disclosure Letter immediately prior to the Effective Time. Nothing contained in this Section 5.5 shall create any rights in any Company Employee in respect of continued employment for any specified period of any nature or kind whatsoever or, except as set forth in the preceding sentence, limit Parent’s or the Company’s power to amend or terminate any particular employment agreement, Company Benefit Plan or New Plan or require (and the Company shall take no action that would require) Parent, any member of Parent’s “controlled group” within the meaning of Section 414 of the Code, or the Company or its Subsidiaries to continue any particular Company Benefit Plan or New Plan.

(c) For all purposes (including purposes of vesting, eligibility to participate and benefits level) under the employee benefit plans of Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time (the “New Plans”), each Company Employee shall, subject to applicable Law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time, provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, and without limiting the generality of the foregoing, (A) each Company Employee shall be immediately eligible to participate, without any waiting time, in each New Plan to the extent coverage under such New Plan is comparable to a Company Benefit Plan in which such Company Employee participated or was eligible to participate immediately prior to consummation of the Merger, and (B) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any Company Employee, Parent shall cause all pre-existing condition exclusions and actively at work requirements of such New Plan to be waived for such Company Employee and his or her covered dependents, and Parent shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Company Benefit Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(d) All annual bonus plans for Company Employees for 2007 will be continued in accordance with their terms. If the Effective Time occurs during or after December 2007, the Company shall be permitted to establish annual bonus plans for 2008 based upon targets and goals determined using comparable methodology and business measurements as used for the 2007 bonus plans; provided, that Parent has the opportunity to review and comment on such annual bonus plans and programs, including targets and goals, and consents (which consent shall not be unreasonably withheld) before such plans and policies, including targets and goals, are finalized and implemented. In accordance with the Goodman Global, Inc. 2007 Performance Bonus Program (the “2007 Bonus Plan”), the applicable portion of the bonuses due under the 2007 bonus plans shall be paid by the Company not later than November 30, 2007 (based upon applicable performance as determined by the Company consistent with past practice, with bonuses based on “Enterprise EBITDA” payable under the 2007 Bonus Plan paid at target plus/max performance levels) to each Company Employee then employed and then participating in the 2007 Bonus Plan. The balance of any bonus payable under the 2007 Bonus Plan with respect to the 2007 calendar year (based upon applicable performance as determined by the Company in accordance with the 2007 Bonus Plan) shall be paid based on actual performance by the Company to each Company Employee then employed immediately prior to the Effective Time, or, if earlier, when bonuses under the 2007 Bonus Plan would ordinarily be paid in accordance with the terms thereof. Company performance in respect of calculations made under the bonus plans for the calendar year 2007 shall be calculated without taking into account any expenses or costs associated with or arising as a result of transactions contemplated by this Agreement or any non-recurring charges that would not reasonably be expected to have been incurred had the transactions contemplated by this Agreement not occurred, and bonuses under the 2007 bonus plans shall not be subject to negative discretion by the administrator for the bonus plans.

(e) No Third Party Beneficiaries; No Amendments. Nothing in this Section 5.5, whether express or implied, shall be construed (i) to give any person other than the parties to this Agreement any legal or equitable right or remedy under or with respect to this Agreement or any provision of this Agreement, (ii) to give to any person any legal or equitable right to continued employment or (iii) to constitute an amendment to or modification of any Company Benefit Plan.

Section 5.6 Reasonable Best Efforts.

(a) Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take, or cause to be taken, promptly all actions, and to do, or cause to be done, promptly and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals, including the Company Approvals, the Parent Approvals and the approval of the Florida Office of Insurance Regulation, from Governmental Entities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

(b) Subject to the terms and conditions in this Agreement, without limiting the foregoing, the Company and Parent shall (i) promptly make their respective filings and thereafter make any other required submissions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (ii) use reasonable best efforts to cooperate with each other in (x) determining whether any filings are required to be made with, or consents, permits, authorizations, waivers or approvals are required to be obtained from, any third parties or other Governmental Entities under any other applicable Regulatory Law in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement and (y) timely making all such filings and timely seeking all such consents, permits, authorizations or approvals, (iii) use reasonable best efforts to offer to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including taking all such further action as reasonably may be necessary to resolve such objections, if any, as the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, state antitrust enforcement authorities or competition authorities of any other nation or other jurisdiction or any other person may assert under Regulatory Law with respect to the transactions contemplated by this Agreement, and to avoid or eliminate each and every impediment under any Law that may be asserted by any Governmental

Entity with respect to the Merger so as to enable the Closing to occur as soon as expeditiously possible (and in any event no later than the End Date (as hereinafter defined)), including, without limitation (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of Parent or its Subsidiaries or affiliates or of the Company or its Subsidiaries and (y) otherwise taking or committing to take actions that after the Closing Date would limit the freedom of Parent or its Subsidiaries’ (including the Surviving Corporation’s) or affiliates’ freedom of action with respect to, or its ability to retain, one or more of its or its Subsidiaries’ (including the Surviving Corporation’s) businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding which would otherwise have the effect of preventing or materially delaying the Closing, and (iv) subject to applicable legal limitations and the instructions of any Governmental Entity, keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing the other with copies of notices or other communications between the Company or Parent and their representatives and counsel, as the case may be, or any of their respective Subsidiaries, and any third party and/or any Governmental Entity with respect to such transactions, provided, however, that materials may be (x) redacted as necessary to comply with contractual arrangements entered into prior to the date of this Agreement, and (y) limited to disclosure pursuant to a joint defense agreement to address reasonable privilege or confidentiality concerns. Parent and the Company may, as each deems advisable and necessary, reasonably designate any competitively sensitive or any confidential business material provided to the other under this Section 5.6(b) as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and shall not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials or its legal counsel. The Company and Parent shall permit counsel for the other party reasonable opportunity to review in advance, and consider in good faith the views of the other party in connection with, any proposed written communication to any Governmental Entity. Each of the Company and Parent agrees not to participate in any substantive meeting or discussion, either in person or by telephone, with any Governmental Entity in connection with the proposed transactions unless it consults with the other party in advance and, to the extent not prohibited by such Governmental Entity, gives the other party the opportunity to attend and participate.

(c) In furtherance and not in limitation of the covenants of the parties contained in this Section 5.6, if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of the Company and Parent shall cooperate in all respects with each other and shall use their respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) or Section 7.1(c) so long as such party has, prior to such termination, complied with its obligations under this Section 5.6.

(d) Notwithstanding anything to the contrary in this Agreement, except as contemplated under Section 5.11, in connection with obtaining any approval or consent from any person (other than a Governmental Entity) with respect to the Merger, which approval or consent is not a condition to the consummation of the Merger pursuant to Article VI, (i) without the prior written consent of Parent, which shall not be unreasonably withheld or delayed, none of the Company or any of its Subsidiaries shall pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person or materially modify any Contract and (ii) neither Parent nor any of its affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or to incur any liability or other obligation.

(e) For purposes of this Agreement, “Regulatory Law“ means the Sherman Act of 1890, the Clayton Antitrust Act of 1914, the HSR Act, the Federal Trade Commission Act of 1914 and all other federal, state or foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other Laws, including without limitation any antitrust, competition or trade regulation Laws, that are designed or intended to (i) prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, or (ii) protect the national security or the national economy of any nation.

Section 5.7 Takeover Statute. If any “fair price,” “moratorium,” “control share acquisition” or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated by this Agreement, each of the Company and Parent and the members of their respective Boards of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated by this Agreement.

Section 5.8 Public Announcements. The Company and Parent will consult with and provide each other the opportunity to review and comment upon any press release or other public statement prior to the issuance of such press release or other public statement relating to this Agreement or the transactions contemplated in this Agreement and shall not issue any such press release or other public statement prior to such consultation except as may be required by applicable Law or by any national securities exchange. Parent and the Company agree to issue a joint press release announcing this Agreement.

Section 5.9 Indemnification and Insurance.

(a) Parent agrees that all rights to exculpation, indemnification and advancement of expenses now existing in favor of the current or former directors or officers, as the case may be, of the Company or its Subsidiaries with respect to Actions arising from their pre-Effective Time service in such capacities as provided in their respective certificate of incorporation or bylaws or other organization documents or in any agreement, arrangement or understanding to which the Company or one of its Subsidiaries is a party shall survive the Merger and shall continue in full force and effect. For a period of six (6) years from the Effective

Time, Parent shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the Company’s and any Company Subsidiary’s certificate of incorporation and bylaws or similar organization documents in effect immediately prior to the Effective Time or in any indemnification agreements, arrangements and understandings of the Company or its Subsidiaries with any of their respective directors or officers in effect immediately prior to the Effective Time with respect to Actions arising from their pre-Effective Time service in such capacities, and shall not amend, repeal or otherwise modify any such provisions or the exculpation, indemnification or advancement of expenses provisions of the Surviving Corporation’s certificate of incorporation and bylaws in any manner that would adversely affect the rights thereunder of any individuals who at the Effective Time were current or former directors or officers of the Company or any of its Subsidiaries with respect to Actions arising from their pre-Effective Time service in such capacities; provided, however, that all rights to indemnification in respect of any Action pending or asserted or any claim made within such period shall continue until the disposition of such Action or resolution of such claim. From and after the Effective Time, Parent shall be jointly and severally liable along with the Surviving Corporation for each of the covenants contained in this Section 5.9 in accordance with their respective terms, without limit as to time.

(b) At and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless (and advance funds in respect of each of the foregoing) each current director and officer of the Company or any of its Subsidiaries (each, together with such person’s heirs, executors or administrators, an “Indemnified Party”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (an “Action”), arising out of, relating to or in connection with any action or omission occurring or alleged to have occurred, whether before or after the Effective Time, with respect to such Indemnified Party’s actions or omissions taken in his or her capacity as director or officer of the Company or any of its Subsidiaries prior to the Effective Time; provided, however, that any Indemnified Party to whom expenses are advanced provides an undertaking, to the extent then required by the DGCL, to repay such advances if it is finally judicially determined that such person is not entitled to indemnification. In the event of any such Action, at and after the Effective Time, the Surviving Corporation shall assume the defense of such Action and the Surviving Corporation and the Indemnified Party shall cooperate in the defense of any such Action. the Surviving Corporation shall not settle any such Action without the prior written consent of the Indemnified Party unless the Surviving Corporation assumes full responsibility for such settlement, the settlement grants the Indemnified Party a complete release in respect of the potential liability relating to the claims underlying such Action and the terms of such settlement are not in any way detrimental to the Indemnified Party and such settlement does not contain any admission detrimental to the Indemnified Party. The Indemnified Party shall not settle any such Action without the prior written consent of the Surviving Corporation unless such settlement does not provide for monetary damages, the terms of such settlement do not include any equitable remedies or restrictions on the Surviving Corporation or its subsidiaries and are otherwise not in any way detrimental to the Surviving Corporation or its subsidiaries and such settlement does not contain any admission detrimental to the Surviving Corporation or its subsidiaries.

(c) For a period of six (6) years from the Effective Time, the Surviving Corporation shall cause to be maintained in effect insurance policies with respect to directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time in an amount and scope at least as favorable as the coverage applicable as of the date hereof under such policies; provided, however, that after the Effective Time, the Surviving Corporation shall not be required to pay annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverages required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided, further, however, that notwithstanding the foregoing, the Surviving Company may satisfy its obligations under this Section 5.9(c) by purchasing a “tail” policy under the Company’s existing directors’ and officers’ insurance policy which (i) has an effective term of six years from the Effective Time, (ii) covers those persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time, and (iii) contains terms and conditions that are no less favorable to the insured than those of the Company’s directors’ and officers’ insurance policy in effect as of the date hereof.

(d) The Surviving Corporation shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided in this Section 5.9.

(e) The rights of each Indemnified Party hereunder shall be in addition to, and not in limitation of, any other rights such Indemnified Party may have under the certificate of incorporation or bylaws or other organization documents of the Surviving Corporation or any of its Subsidiaries, any other indemnification arrangement, the DGCL or otherwise. The provisions of this Section 5.9 shall survive the consummation of the Merger and expressly are intended to benefit, and are enforceable by, each of the Indemnified Parties.

(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its Subsidiaries or any of their officers, directors or employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

Section 5.10 Control of Operations. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 5.11 Financing.

(a) Parent shall use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letters in a timely manner (taking into account the expected timing of the Marketing Period), including (A) using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms no less favorable to Parent, (ii) to satisfy on a timely basis all conditions applicable to Parent in such definitive agreements that are within its control and (iii) upon the satisfaction of such conditions, to use its reasonable best efforts to cause the funding of such Debt Financing and (B) seeking to enforce its rights under the Debt Commitment Letters. If any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters or any Debt Commitment Letter shall be terminated or modified in a manner materially adverse to Parent for any reason, Parent shall use its reasonable best efforts to arrange to obtain financing from alternative sources upon terms no less favorable to Parent or Merger Sub as those contained in the Debt Commitment Letter and in an amount sufficient to fund the Required Amount (“Alternate Financing”) and to obtain, and, if obtained, will provide the Company with a copy of, a new financing commitment that provides for at least the same amount of financing as such Debt Commitment Letter as originally issued, to the extent needed to fund the Required Amount, and on terms and conditions (including economic terms and termination rights and funding conditions) no less favorable to Parent or Merger Sub than those included in the Debt Commitment Letters (the “New Debt Commitment Letter”). To the extent applicable, Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and things necessary, proper or advisable to arrange promptly and consummate the Alternate Financing on the terms and conditions described in any New Debt Commitment Letter in a timely manner (taking into account the expected timing of the Marketing Period), including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms no less favorable to Parent, (ii) to satisfy on a timely basis all conditions applicable to Parent or Merger Sub in such definitive agreements that are within its control and (iii) upon the satisfaction of such conditions, to use its reasonable best efforts to cause the funding of such Alternate Financing. In the event Alternate Financing is obtained and a New Debt Commitment Letter is entered into, references in this Agreement to the Debt Commitment Letters shall be deemed to include a reference to the New Debt Commitment Letter, to the extent applicable. Parent shall keep the Company reasonably apprised of material developments relating to the Financing, and shall give the Company prompt notice of any material adverse change with respect to such Financing. Without limiting the foregoing, Parent agrees to notify the Company promptly, and in any event within two Business Days, if at any time (i) any Commitment Letter shall expire or be terminated for any reason, (ii) any financing source that is a party to any Commitment Letter notifies Parent or Merger Sub that such source no longer intends to provide financing on the terms set forth therein, or (iii) for any reason Parent no longer believes in good faith that it will be able to obtain all or any portion of the Financing contemplated by the Commitment Letters on the terms described therein. Parent shall not, and shall not permit any of its affiliates to, without the prior written consent of the Company, take or fail to take any action or enter into any transaction, including any merger, acquisition or joint venture, disposition, lease, contract or debt or equity financing, that could reasonably be expected to materially impair, delay or prevent the consummation of the Financing contemplated by the Commitment Letters. For purposes of this Agreement, “Marketing Period” shall mean the first period of 30 consecutive calendar days throughout which (1) Parent shall have the Required Financial Information that the Company is required to provide to Parent pursuant to Section 5.11(b) and (2) the conditions set forth in Section 6.1 shall be satisfied and nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.3 (other than the conditions set forth in Section 6.3(c) and Section 6.3(d)) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 30-consecutive-calendar-day period; provided, that (A) if the Marketing Period has not ended on or prior to December 22, 2007, the Marketing Period shall commence no earlier than January 7, 2008; (B) the “Marketing Period” shall not be deemed to have commenced if, prior to the completion of the Marketing Period, Ernst & Young LLP shall have withdrawn its audit opinion with respect to any financial statements contained in the Company SEC Reports; (C) that (except as provided in clause (E) below) in no event will the Marketing Period end earlier than five (5) Business Days after delivery of the certificate referred to in Section 5.11(c)(x) or, to the extent the Closing has not occurred prior to the completion of the Company’s 2007 audited financial statements, Section 5.11(c)(y); (D) in no event will the Marketing Period begin prior to the earlier of (I) the receipt of the Insurance Approval by Parent and Sponsor and (II) February 8, 2008; and (E) that the “Marketing Period” shall end on any earlier date on which the Debt Financing is consummated.

(b) Prior to the Effective Time, the Company shall provide, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives, including legal and accounting advisors, to provide all cooperation reasonably requested by Parent in connection with the Financing (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) assisting in the preparation for, and participating in, a reasonable number of meetings, presentations, road shows, due diligence sessions and similar presentations to and with, among others, prospective lenders, investors and rating agencies, (ii) assisting with the preparation of customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda (including the delivery of a customary representation letter as contemplated by the Senior Debt Commitment Letter), prospectuses and similar documents required in connection with the Financing, (iii) executing and delivering any pledge and security documents, other definitive financing documents, or other certificates, legal opinions or documents as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company or any Subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing) and otherwise reasonably facilitating the pledging of collateral, (iv) furnishing Parent and its Financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and financial data required by Exhibit D of the Senior Debt Commitment Letter and Exhibit C of the Subordinated Debt Commitment Letter (in each case, within the time frames described therein) (the “Required Financial Information”), (v) using reasonable best efforts to obtain accountants’ comfort letters, legal opinions, surveys and title insurance as reasonably requested by Parent, (vi) providing unaudited consolidated monthly financial statements of the Company (excluding footnotes) consisting of a balance sheet, income statement and statement of cash flows for each month within the time frames described in Exhibit D of the Senior Debt Commitment Letter and Exhibit C of the Subordinated Debt Commitment Letter, (vii) taking all actions reasonably necessary to (A) permit the prospective lenders involved in the Financing to evaluate the Company’s inventory, current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements (including conducting the commercial finance examination and inventory appraisal contemplated by the Senior Commitment Letter within the time frame described therein) and (B) establish bank and other accounts and blocked account agreements in connection with the foregoing, and (viii) taking all corporate actions, subject to the occurrence of the Closing, necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Company, including the entering into one or more credit agreements or other instruments on terms satisfactory to Parent in connection with the Debt Financing immediately prior to the Effective Time to the extent direct borrowings or debt incurrence by the Company is contemplated in the Debt Commitment Letters; provided, that, none of the Company or any of its Subsidiaries, or any of their respective officers, advisors or representatives shall be required to pay any commitment or similar fee or incur any other liability in connection with the Financing prior to the Effective Time. If this Agreement is terminated prior to the consummation of the Merger, Parent or Merger Sub shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket expenses incurred by the Company in connection with such cooperation. If the Effective Time does not occur, the Company, its Subsidiaries and their respective officers, advisors and representatives shall be indemnified and held harmless by Parent for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Financing (other than to the extent such losses arises from the willful misconduct of the Company, any of its Subsidiaries or their respective officers, advisors and representatives) and any information utilized in connection therewith (other than information provided by the Company or any of its Subsidiaries). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, that, such logos are used solely in a manner that is not intended to nor reasonably likely to harm or disparage the Company or any of its Subsidiaries. All non-public or otherwise confidential information regarding the Company obtained by Parent, Merger Sub or their respective officers, advisors or representatives shall be kept confidential in accordance with the Confidentiality Agreement. Notwithstanding the foregoing, if, in connection with a marketing effort for the syndicated credit facilities contemplated by the Debt Commitment Letter, Parent requests the Company to file a report on Form 8-K pursuant to the Exchange Act that contains material non-public information with respect to the Company, which Parent reasonably determines to include in a customary “public” bank information memorandum for such facilities, then, upon the Company’s review of and reasonable satisfaction with such filing (it being acknowledged and agreed that such filing shall contain all reasonable comments of the Company), the Company shall file such report on Form 8-K.

(c) No later than five (5) Business Days of (x) the delivery of monthly financial statements for December 2007 pursuant to Section 5.11(b) and (y), to the extent that the Closing has not occurred prior to the completion of the Company’s 2007 audited financial statements, the completion of such audited financial statements, the Company shall deliver to Parent a certificate executed by the Chief Financial Officer of the Company setting forth the EBITDA (as such term is defined in Section 6.3(d)) of the Company and its Subsidiaries on a consolidated basis, calculated on a pro forma basis after giving effect to the transactions contemplated hereby, for the twelve-month period ended December 31, 2007, together with supporting calculations in reasonable detail.

Section 5.12 Company Notes.

(a) No later than thirty (30) calendar days prior to the date of the Company Meeting, the Company shall cause Goodman Global Holdings, Inc. (“Holdings”) to launch tender offers and Consent Solicitations (the “Debt Tender Offers”) for all of the outstanding Senior Floating Rate Notes due 2012 of Holdings (the “Floating Notes”) and all of the outstanding 7 7/8% Senior Subordinated Notes due 2012 of Holdings (the “Fixed Notes” and, together with the Floating Notes, the “Tender Offer Notes”), on the terms set forth on Section 5.12 of the Company Disclosure Letter, and otherwise in compliance with applicable Law and SEC rules and regulations, and Parent and Merger Sub shall assist the Company and Holdings in connection therewith.

(b) Promptly after the date of this Agreement, Parent shall prepare all necessary and appropriate documentation in connection with the Debt Tender Offers, including the offer to purchase, any related letters of transmittal and other related documents (collectively, the “Offer Documents”) and such documents shall be reasonably acceptable to the Company. Parent and the Company shall cooperate with each other in the preparation of the Offer Documents. All mailings to the holders of the Tender Offer Notes in connection with the Debt Tender Offers shall be subject to the prior review and comment by each of the Company and Parent, subject to the terms and conditions of Section 5.12, and shall be reasonably acceptable to each of them. The closing of the Debt Tender Offers shall be conditioned on the conditions set forth in Section 5.12(d). The Company, Parent and Merger Sub shall cooperate in connection with the Debt Tender Offers in order to cause the consent date under the Consent Solicitation to occur as directed by Parent prior to or concurrently with the Closing and the initial settlement of the Debt Tender Offers to occur concurrently with the Closing. The Company shall cause Holdings to waive any of the conditions to the Debt Tender Offers (other than that the Merger shall have occurred or that the Parent and Company shall be satisfied that it shall occur substantially concurrently with the closing of the Debt Tender Offers, the Requested Consents shall have been received, and that there shall be no order or injunction prohibiting consummation of the Debt Tender Offers) as may be reasonably requested by Parent and so long as such waivers would not cause the Debt Tender Offers to violate the Exchange Act, the Trust Indenture Act, or any other Law and shall not, without the consent of Parent, waive any condition to the Debt Tender Offers or make any changes to the terms and conditions of the Debt Tender Offers other than as agreed between Parent and the Company. Notwithstanding the immediately preceding sentence, the Company need not make any change to the terms and conditions of the Debt Tender Offers requested by Parent that decreases the price per Note payable in the Debt Tender Offers or imposes conditions to the Debt Tender Offers in addition to those set forth in Section 5.12 of the Company Disclosure Letters that are materially adverse to holders of the Tender Offer Notes, unless such change is approved in advance by the Company in writing. If, at any time prior to the completion of the Debt Tender Offers, any information in the Offer Documents should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Offer Documents, so that the Offer Documents shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an appropriate amendment or supplement describing such information shall be disseminated by Holdings to the holders of the Tender Offer Notes. Notwithstanding anything to the contrary in this Section 5.12, Holdings shall comply with the requirements of Rule 14e–l under the Exchange Act and any other applicable Law to the extent such Laws are applicable in connection with the Debt Tender Offers. To the extent that the provisions of any applicable Law conflict with this Section 5.12, the Company shall comply with the applicable Law and shall not be deemed to have breached its obligations hereunder by such compliance.

(c) Promptly upon the receipt of the Requested Consents with respect to the Indenture for the Floating Notes or the Indenture for the Fixed Notes, the Company shall cause Holdings to enter into a supplemental indenture or supplemental indentures reflecting the amendments to such indentures approved by such Requested Consent and the Company shall cause Holdings to use its reasonable best efforts to cause the relevant indenture trustee to promptly enter into such supplemental indenture or supplemental indentures; provided, that the amendments contained in such supplemental indentures shall become operative upon the acceptance of the applicable Debt Tender Offers and payment for the Tender Offer Notes tendered pursuant thereto.

(d) The closing of any Debt Tender Offer and the obligation of the Company to accept for payment and pay for the Tendered Notes shall be conditioned on (i) the occurrence of the Closing, (ii) the obtaining of the Debt Financing, (iii) the receipt of the Requested Consents, (iv) there being no order or injunction prohibiting consummation of the Debt Tender Offer and (v) such other conditions as are customary for transactions similar to the Debt Tender Offers; provided, that, the consummation of the Debt Tender Offers will not be a condition to the Closing. The parties shall use their reasonable best efforts to cause the Debt Tender Offers to close on the Closing Date. Upon the closing of the Debt Tender Offers, at Closing and in accordance with the terms of the Debt Tender Offers, subject to Parent providing or causing to be made available to the Company the funds necessary to consummate the Debt Tender Offers and pay the Tender Amount, the Company shall cause Holdings to accept for purchase and purchase the Tender Offer Notes tendered in the Debt Tender Offer (the “Tendered Notes”) and purchase all of the Tendered Notes, including payment of any applicable premiums, and all related fees and expenses (the “Tender Amount”). For purposes of the Agreement, “Consent Solicitation” shall mean a solicitation of the Requested Consents from the holders of the applicable Tender Offer Notes; and “Requested Consents” shall mean the consents of holders of a majority in outstanding principal amount of the holders of the Fixed Notes or the Floating Notes, as the case may be, to the amendments to such Tender Offer Notes described in Section 5.12 of the Company Disclosure Letter or in the applicable Consent Solicitation materials, as the case may be.

(e) In addition to commencing or closing a Debt Tender Offer for any series of Tender Offer Notes, the Company shall take and cause Holdings and the respective Representatives of the Company and Holdings to take all necessary actions so that all Tender Offer Notes not tendered and accepted for payment in the Debt Tender Offers as of the Closing Date are called for redemption (with redemption to occur on the earliest date permitted under the applicable Indenture) and satisfied and discharged pursuant to the applicable Indenture at the Effective Time; provided, that, prior to Holdings being required to issue any irrevocable notice of redemption with respect to any such series of Tender Offer Notes, which redemption cannot be conditioned upon the occurrence of the Closing, Parent shall have, or shall have caused to be, deposited with the trustee under the applicable Indenture sufficient funds to effect such redemption, satisfaction and/or discharge.

(f) If this Agreement is terminated prior to the consummation of the Merger, all reasonable fees and expenses (and all other fees and expenses consented to by Parent) incurred by the Company and/or Holdings in connection with the activities set forth in this Section 5.12 shall be paid by Parent. If the Effective Time does not occur, Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective officers, directors and other representatives for and against any and all losses or damages suffered or incurred by them in connection with the Debt Tender Offers based on any information contained in the Offer Documents with respect to Parent or its affiliates, except to the extent such losses and damages arise from the willful misconduct or gross negligence of the Company or any of its or its Subsidiaries’ officers, directors, employees or representatives.

Section 5.13 Termination of Senior Indebtedness. On or prior to the second Business Day prior to the Effective Time, the Company shall deliver to Parent copies of payoff letters (subject to delivery of funds as arranged by Parent and Merger Sub), in commercially reasonable form, from the administration agent under the Senior Credit Agreement and shall make arrangements for the release of all mortgages, liens and other security over the Company’s and its Subsidiaries’ properties and assets securing such obligations (subject to delivery of funds as arranged by Parent and Merger Sub, if necessary).

Section 5.14 Termination of Affiliate Arrangements. Prior to the Effective Time, the Company shall terminate all Contract and other arrangements with all affiliates of the parties to the voting agreements dated as of the date hereof without any monetary or other Liability having been incurred or satisfied by the Company or any Company Subsidiary under such Contracts or other arrangements on or after the date hereof except as set forth in Section 5.14 of the Company Disclosure Letter.

Section 5.15 Resignations. The Company shall obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation, effective as of the Effective Time, of those directors of the Company or any of its Subsidiaries designated by Parent to the Company in writing at least ten (10) Business Days prior to the Closing.

Section 5.16 Section 16 Matters. Prior to the Effective Time, the Board of Directors of the Company shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Shares (including derivative securities with respect to such Shares) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.17 Insurance Matters.

(a) Parent shall (i) within five (5) days after the date hereof, file the letter of notification required by, and otherwise comply in all material respects with, the provisions of Fla. Stat. 628.4615(2)(a) (the “Notice Letter”); and (ii) make, or cause to be made, the Statement of Acquisition, Merger or Consolidation of a Specialty Insurer filing required by Fla. Stat. s. 628.4615 (the “Statement”) as soon as reasonably practicable and in any event within thirty (30) days after the date hereof; and such filing shall be (x) true and accurate in all material respects regarding Parent and its affiliates and (y) responsive, in Parent’s reasonable belief, in all material respects to all matters necessary or appropriate to facilitate the timely approval of the Florida Office of Insurance Regulation in respect of the acquisition of control of AsureCare Corp. (the “Insurance Approval”). The Statement shall include all biographical affidavits and fingerprints cards for all persons set forth on Section 5.17 of the Parent Disclosure Letter. Parent shall also use its reasonable best efforts, in as timely a manner as is possible, (1) to respond to any inquiry of the Florida Office of Insurance Regulation relating to the Notice Letter, if applicable, or the Statement, and (2) to obtain the Insurance Approval. Parent shall provide the Company with copies of all filings and correspondence made or received by Parent with the Florida Office of Insurance Regulation, and will keep the Company reasonably apprised of the status thereof on a current basis, provided that Parent shall be under no obligation to provide the Company with the portions of filings or correspondence that contains confidential information that is not otherwise publicly available regarding Parent, its affiliates or their respective personnel.

(b) The Company agrees to cooperate with Parent in connection with the receipt of the Insurance Approval, including furnishing, or causing to be furnished, to Parent as promptly as reasonably practicable such information and assistance as Parent may reasonably request in connection with the filing of the Statement and the obtaining of the Insurance Approval.

(c) Each party agrees to advise the other party promptly upon receipt by it of any communication from any Governmental Authority regulating insurance (an “Insurance Authority”) that (x) would reasonably be expected to materially delay or prevent receipt of the Insurance Approval or (y) causes it to reasonably believe that there is a reasonable likelihood that the Insurance Approval would not be obtained or would be materially delayed.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment (or waiver by all parties) at or prior to the Effective Time of the following conditions:

(a) The Company Stockholder Approval shall have been obtained.

(b) No injunction by any court or other tribunal of competent jurisdiction which prohibits the consummation of the Merger shall have been entered and shall continue to be in effect and no Governmental Entity of competent jurisdiction shall have enacted or enforced any statute, rule, regulation, executive order, decree or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c) (i) Any applicable waiting period under the HSR Act shall have expired or been earlier terminated and (ii) any other Company Approvals required to be obtained for the consummation, as of the Effective Time, of the transactions contemplated by this Agreement, other than any such Company Approvals the failure to obtain which would not have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, shall have been obtained.

Section 6.2 Conditions to Obligation of the Company to Effect the Merger. The obligation of Company to effect the Merger is further subject to the fulfillment of the following conditions:

(a) (i) The representations and warranties of Parent set forth in this Agreement, disregarding for this purpose any “Parent Material Adverse Effect” or materiality qualification, shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; provided, however, that, with respect to representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth above) only as of such date or period.

(b) Each of Parent and Merger Sub shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) Parent shall have delivered to the Company a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Section 6.2(a) and Section 6.2(b) have been satisfied.

Section 6.3 Conditions to Obligation of Parent to Effect the Merger. The obligation of Parent to effect the Merger is further subject to the fulfillment of the following conditions:

(a) (i) The representations and warranties of the Company set forth in this Agreement, disregarding for this purpose any “Company Material Adverse Effect” or materiality qualification, shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date as though made at and as of the Closing Date, except for such failures to be true and correct as would not have, individually or in the aggregate, a Company Material Adverse Effect (except that the representations and warranties contained in the second sentence of Section 3.2(a), the first sentence of Section 3.2(b), Section 3.2(c) and Section 3.21 shall be true and correct in all material respects); provided, however, that, with respect to representations and warranties that are made as of a particular date or period shall be true and correct (in the manner set forth above) only as of such date or period.

(b) The Company shall have performed in all material respects all obligations and complied with all covenants required by this Agreement to be performed or complied with by it prior to the Effective Time.

(c) The Company shall have delivered to Parent a certificate, dated the Effective Time and signed by its Chief Executive Officer or another senior officer, certifying to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) The Company and its Subsidiaries, on a consolidated basis, shall have realized not less than $255 million in EBITDA (as hereinafter defined) for the fiscal year ended December 31, 2007. “EBITDA” shall mean EBITDA as defined in the existing indenture, dated as of December 23, 2004, governing the 7 7/8% Senior Subordinated Notes due 2012 of Holdings modified as follows: (i) business optimization expenses and other restructuring charges under clause (4) thereof shall only be permitted to be added back up to an aggregate amount of $5,000,000 for the twelve -month period ended December 31, 2007 and (2) EBITDA for the 3-month period ended March 31, 2007 and June 30, 2007, respectively, shall be deemed to be $32,700,000 and $88,300,000, respectively.

Section 6.4 Frustration of Closing Conditions. Neither the Company nor Parent may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Sections 6.1, 6.2 or 6.3, as the case may be, to be satisfied if and to the extent such failure was caused by such party’s breach of any provision of this Agreement or failure to use its requisite efforts to consummate the Merger and the other transactions contemplated by this Agreement as required by and subject to Section 5.6.

ARTICLE VII

TERMINATION

Section 7.1 Termination or Abandonment. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after any approval of the matters presented in connection with the Merger by the stockholders of the Company:

(a) by the mutual written consent of the Company and Parent;

(b) by either the Company or Parent by notice to the other, if (i) the Effective Time shall not have occurred on or before March 31, 2008 (the “End Date”); provided, however, that if the Marketing Period has commenced prior to the End Date and has not been completed by the End Date, the End Date shall be extended to the first Business Day after the date on which the Marketing Period is completed, and, in the event of such an extension, such date shall be the “End Date” for the purposes hereof, and (ii) the party seeking to terminate this Agreement pursuant to this Section 7.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure to consummate the Merger on or before such date;

(c) by either the Company or Parent by notice to the other, if an injunction shall have been entered permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger and such injunction shall have become final and non-appealable, provided that (i) the party seeking to terminate this Agreement pursuant to this Section 7.1(c) shall have used its reasonable best efforts to remove such injunction and (ii) the right to terminate pursuant to this Section 7.1(c) shall not be available to a party whose breach of its obligations under this Agreement shall have proximately caused such injunction to be issued;

(d) by either the Company or Parent by notice to the other, if the Company Meeting (including any adjournments thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;

(e) by the Company by notice to Parent, if (i) Parent shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform, (x) would result in a failure of a condition set forth in Section 6.1 or Section 6.2 and (y) is not capable of being cured by the End Date or is not the subject of a diligent effort by Parent to cure the same, provided that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, notifying Parent of such breach or failure to perform or (ii) the conditions to closing set forth in Section 6.1 and Section 6.3 (other than the condition set forth in Section 6.3(c)) are satisfied on the final day of the Marketing Period and Parent and Merger Sub have not received the proceeds of the Debt Financing or Equity Financing (other than as a result of failure by the Company to satisfy the condition set forth in Section 6.3(c)) on or prior to the final day of the Marketing Period;

(f) by Parent by notice to the Company, if the Company shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 6.1 or Section 6.3 and (ii) is not capable of being cured by the End Date or is not the subject of a diligent effort by the Company to cure the same, provided that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, notifying the Company of such breach or failure to perform;

(g) by the Company by notice to Parent, at any time prior to the Company Stockholder Approval, if the Board of Directors of the Company has approved or recommended a Superior Proposal in accordance with Section 5.3(d), provided that any termination pursuant to this Section 7.1(g) shall be conditioned on and subject to the payment of the Company Termination Fee pursuant to Section 7.2(a)(i)(x); or

(h) by Parent by notice to the Company, if the Board of Directors of the Company shall have (A) made or resolved to make a Change in Recommendation, (B) failed to recommend against a tender or exchange offer constituting an Alternative Proposal in any publicly disclosed position taken pursuant to Rules 14d-9 and 14e-2 under the Exchange Act, except to the extent permitted pursuant to Section 5.3(f), (C) recommended to the stockholders of the Company or approved any Alternative Proposal or (D) failed to include in the Proxy Statement the Company Recommendation.

In the event of termination of this Agreement pursuant to this Section 7.1, this Agreement shall terminate (except for the Confidentiality Agreement referred to in Section 5.2, the provisions of Section 7.2) and Article VIII, and there shall be no other liability on the part of the Company or Parent to the other, except nothing herein (other than the provisions of Section 7.2(b) and 7.2(e)) shall relieve any party from liability arising out of willful breach of this Agreement or fraud or as provided for in the Confidentiality Agreement, in which case the aggrieved party shall, subject to the terms of this Agreement, be entitled to all rights and remedies available at law or in equity. The failure of Parent and Merger Sub to effect the Closing pursuant to Article I and satisfy their obligations to fund (or cause to be funded) the payments pursuant to Article II because of a failure to receive the proceeds of one or more of the debt financings contemplated by the Debt Commitment Letters (a “Debt Receipt Failure”) shall not be a willful breach of this Agreement unless such Debt Receipt Failure resulted from Parent’s or Merger Sub’s willful breach of this Agreement or Sponsor’s willful breach of the Equity Commitment Letter.

Section 7.2 Termination Fees.

(a) Notwithstanding any provision in this Agreement to the contrary, if:

(1) this Agreement is terminated pursuant to Section 7.1(g) or Section 7.1(h), the Company shall pay Parent or an affiliate of Parent designated by Parent a fee of $55,700,000 in cash (the “Company Termination Fee”), (x) for any termination pursuant to Section 7.1(g), prior to or simultaneous with such termination and (y) for any termination pursuant to Section 7.1(h), no later than two (2) Business Days after such termination;

(2) prior to the termination of this Agreement, (A) any bona fide Alternative Proposal (provided, that any reference in the definition of Alternative Proposal to 20% shall be deemed to be a reference to 50% for the purposes of this clause (ii)) is publicly proposed or otherwise privately communicated to the Company’s Board of Directors, (B) this Agreement is terminated by Parent or the Company pursuant to Section 7.1(b) or Section 7.1(d) or by Parent pursuant to Section 7.1(f) and (C) no later than nine (9) months after such termination, any definitive agreement providing for any Alternative Proposal shall have been entered into or any Alternative Proposal consummated (in each case which need not be the same Alternative Proposal), then in any such event the Company shall pay to Parent the Company Termination Fee, simultaneously with the consummation of such Alternative Proposal or any Alternative Proposal relating thereto.

(b) In the event the Company pays the Company Termination Fee to Parent pursuant to Section 7.2(a) above, the Company shall have no further liability with respect to this Agreement or the transactions contemplated by this Agreement to Parent or its stockholders (provided, that nothing in this Agreement shall relieve the Company from liability arising out of willful breach or fraud; provided, further, that notwithstanding the foregoing, to the extent the Company Termination Fee is paid to Parent pursuant to Section 7.2(a), the maximum aggregate liability (inclusive of the Company Termination Fee) of the Company shall not exceed $139,200,000), it being understood that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. Any such payment shall be net of any amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax Law.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(e)(ii) and the notice of termination includes a demand, which demand shall be irrevocable, to receive the Parent Termination Fee (a “Parent Termination Fee Notice”), Parent shall pay $75,000,000 (the “Parent Termination Fee”) to the Company no later than two (2) Business Days after such termination, provided that the Company’s right to receive the Parent Termination Fee and the expense reimbursement pursuant to Section 7.2(d) shall terminate and be of no further force or effect if, following any termination of this Agreement pursuant to Section 7.1(e)(ii), the Company either (x) fails to include a Parent Termination Fee Notice in connection with such termination by the Company or (y) makes any demand or claim for Company Damages under the Limited Guarantee or in any Action other than for the payment of the Parent Termination Fee and expense reimbursement pursuant to Sections 5.11, 5.12 or 7.2(d). In the event the Company delivers a Parent Termination Fee Notice, the right to receive the Parent Termination Fee and the expense reimbursement pursuant to Section 7.2(d) shall be the sole and exclusive remedy of the Company and its affiliates against Parent, Merger Sub and any of their respective current, former or future directors, officers, employees, agents, partners, managers, members, affiliates, stockholders, assignees, representatives or affiliates for any loss or damage suffered in connection with this Agreement or the transactions contemplated hereby (“Company Damages”). In the event that Parent fails to pay the Parent Termination Fee and/or the expense reimbursement pursuant to Section 7.2(d) when the payment thereof is not the subject of a bona fide dispute, the Company shall be entitled to seek and receive, in addition to the Parent Termination Fee and/or the expense reimbursement pursuant to Section 7.2(d), interest thereon and the Company’s costs and expenses of collection thereof (including reasonable attorneys’ fees and expenses). Subject to the terms of this Agreement (including Section 7.3(e) and the last sentence of Section 7.1), the Company shall be entitled to enforce all of its rights under this Agreement in the event that the Company terminates this Agreement pursuant to Section 7.1(e)(ii) and does not deliver a Parent Termination Fee Notice.

(d) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(e)(ii) and the Company delivers a Parent Termination Fee Notice in accordance with the requirements of Sections 7.1(e)(ii) and Section 7.2(c), then Parent shall also promptly (and in any event within two (2) Business Days of such termination) pay the Company $5,000,000 in reimbursement of expenses incurred by the Company in connection with this Agreement.

(e) Anything in this Agreement to the contrary notwithstanding, (i) the maximum aggregate liability of Parent and Merger Sub for all Company Damages shall be limited to $139,200,000 (the “Parent Liability Limitation”), and in no event shall the Company or any Company Subsidiaries seek any other Company Damages or any other recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Parent, Merger Sub or any Sponsor or Parent Affiliate in excess of the Parent Liability Limitation in connection with this Agreement or the transactions contemplated hereby and (ii) the Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to Company Damages, Sponsor or the former, current or future stockholders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of Sponsor or Parent or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate, agent or assignee of any of the foregoing (each a “Sponsor or Parent Affiliate”), through the Parent or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of the Parent against Sponsor or Parent Affiliate, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except for its rights to recover from Sponsor (but not any Sponsor or Parent Affiliate (including any general partner or managing member)) under and to the extent provided in the Limited Guarantee of Sponsor for benefit of the Company dated the date hereof (the “Limited Guarantee”) and subject to the Parent Liability Limitation and the other limitations described therein. Recourse against the Sponsor under the Limited Guarantee shall be the sole and exclusive remedy of the Company and all of its affiliates against Sponsor and Parent Affiliates in respect of any liabilities or obligations arising under, or in connection with, this Agreement or the transactions contemplated hereby.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 No Survival of Representations, Warranties and Covenants. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Merger.

Section 8.2 Expenses. Except as set forth in Section 5.11, Section 5.12 and Section 7.2, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring or required to incur such expenses.

Section 8.3 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

Section 8.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be performed wholly within such State.

Section 8.5 Jurisdiction; Enforcement.

(a) The parties recognize and agree that if for any reason any of the provisions of this Agreement are not performed by the Company in accordance with their specific terms or are otherwise breached, immediate and irreparable harm or injury would be caused for which money damages would not be an adequate remedy. Accordingly, each party agrees that, in addition to other remedies, prior to any termination of this Agreement pursuant to Section 7.1 Parent and Merger Sub shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. In the event that any action shall be brought in equity to enforce the provisions of the Agreement, the Company shall not allege, and hereby waives the defense, that there is an adequate remedy at Law. The parties further acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Parent or Merger Sub or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy available to the Company set forth in Section 7.2.

(b) Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in any federal court located in the State of Delaware or any state court located within New Castle County, State of Delaware. Each of the parties hereto by this Agreement irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto by this Agreement irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject mater hereof, may not be enforced in or by such courts.

Section 8.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.7 Notices. Any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

To Parent or Merger Sub:

c/o Hellman & Friedman LLC

One Maritime Plaza, 12th Floor

San Francisco, CA 94111

Telecopy: (415) 835-5408

Attention: General Counsel, Arrie Park, Esq.

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, CA 94304 USA

Telecopy: (650) 251-5002

Attention: Richard Capelouto, Esq.

Kirsten Jensen, Esq.

To Company:

Goodman Global, Inc.

5151 San Felipe, Suite 500

Houston, TX 77056

Telecopy: 713-862-6729

Attention: Ben D. Campbell, Executive Vice President, Secretary and General Counsel

with a copy (which shall not constitute notice) to:

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, New York 10036

Telecopy: (212) 326-2061

Attention: John M. Scott, Esq.

Douglas C. Freeman, Esq.

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 8.8 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.9 Severability. Any term or provision of this Agreement which is held to be invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in such jurisdiction and in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.10 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the exhibits and schedules hereto) and the Confidentiality Agreement constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof and thereof and, except for the provisions of Section 5.9 (which shall be for the benefit of the Indemnified Parties), is not intended to and shall not confer upon any person other than the parties hereto any rights or remedies hereunder.

Section 8.11 Amendments; Waivers. At any time prior to the Effective Time, any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company and Parent, or, in the case of a waiver, by the party against whom the waiver is to be effective; provided, however, that after receipt of the Company Stockholder Approval, if any such amendment or waiver shall by applicable Law or in accordance with the rules and regulations of the New York Stock Exchange require further approval of the stockholders of the Company, the effectiveness of such amendment or waiver shall be subject to such approval. Notwithstanding the foregoing, no failure or delay by the Company or Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder.

Section 8.12 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. The table of contents to this Agreement is for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.13 Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to in this Agreement or in any agreement or instrument that is referred to in this Agreement means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if it is drafted by all the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 8.14 Definitions.

(a) References in this Agreement to “Subsidiaries” of any party shall mean any corporation, partnership, association, trust or other form of legal entity of which (i) more than 50% of the outstanding voting securities are directly or indirectly owned by such party, or (ii) such party or any Subsidiary of such party is a general partner (excluding partnerships in which such party or any Subsidiary of such party does not have a majority of the voting interests in such partnership). References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. References in this Agreement (except as specifically otherwise defined) to “person” shall mean an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity, group (as such term is used in Section 13 of the Exchange Act) or organization, including, without limitation, a Governmental Entity, and any permitted successors and assigns of such person. As used in this Agreement, “knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed on Section 8.14(a) of the Company Disclosure Letter, and (ii) with respect to Parent, the actual knowledge of the individuals listed on Section 8.14(a) of the Parent Disclosure Letter. As used in this Agreement, “business day” shall mean any day other than a Saturday, Sunday or a day on which the banks in New York are authorized by law or executive order to be closed. References in this Agreement to specific laws or to specific provisions of laws shall include all rules and regulations promulgated thereunder. Any statute defined or referred to in this Agreement or in any agreement or instrument referred to in this Agreement shall mean such statute as from time to time amended, modified or supplemented, including by succession of comparable successor statutes.

(b) Each of the following terms is defined on the pages set forth opposite such term:

Action	38
Additional Financial Information	23
affiliates	53
Agreement	1
Alternative Financing	40
Alternative Proposal	51
Appraisal Shares	3
Book-Entry Shares	4
business day	53
Cancelled Shares	3
Certificate of Merger	2
Certificates	4
Change of Recommendation	30
Closing	1
Closing Date	1
Code	4
Commitment Letters	22
Company	1
Company Approvals	9
Company Benefit Plans	13
Company Common Stock	3

Company Damages	52
Company Disclosure Letter	6
Company Employees	33
Company Insurance Policies	19
Company Intellectual Property	16
Company Material Adverse Effect	7
Company Material Contracts	18
Company Meeting	33
Company Permits	11
Company Permitted Lien	15
Company Preferred Stock	8
Company Recommendation	9
Company Registered IP	16
Company SEC Documents	10
Company Stock Option	4
Company Stock Plans	4
Company Stockholder Approval	19
Company Termination Fee	48
Confidentiality Agreement	29
Consent Solicitation	44
control	53
controlled by	53
Debt Commitment Letters	22
Debt Financing	22
Debt Receipt Failure	50
Debt Tender Offers	42
DGCL	1
Effective Time	2
Employee	13
Employees	16
End Date	47
Environmental Law	12
Equity Commitment Letter	22
Equity Financing	22
ERISA	13
ERISA Affiliate	13
Exchange Act	9
Exchange Agent	4
Exchange Fund	5
Financing	22
Fixed Notes	42
Floating Notes	42
Fundamental Change Transaction	31
GAAP	10
Governmental Entity	9
Hazardous Substance	12

Holdings	21, 42
HSR Act	35
HVAC	7
Indemnified Party	38
Insurance Approval	46
Insurance Authority	46
knowledge	53
Law	11
Laws	11
Leased Real Property	17
Leases	17
Lien	10
Limited Guarantee	53
Major Distributors	18
Major Suppliers	18
Marketing Period	40
Merger	1
Merger Consideration	3
Merger Sub	1
New Debt Commitment Letter	40
New Plans	33
Notice Letter	46
Notice of Superior Proposal	30
Offer Documents	42
Owned Real Property	17
Parent	1
Parent Affiliate	52
Parent Approvals	20
Parent Disclosure Letter	20
Parent Liability Limitation	52
Parent Material Adverse Effect	20
Parent Termination Fee	49
Parent Termination Fee Notice	52
PBGC	14
person	53
Principal Company Stockholders	1
Proxy Statement	15
Regulatory Law	37
Representatives	28
Requested Consents	44
Required Amount	21
Required Financial Information	41
Restricted Shares	4
SEC	10
Section 262	3
Securities Act	9

Senior Debt Commitment Letter	22
Share	3
Shareholder Litigation	7
Significant Subsidiary	7
Sponsor Affiliate	52
Statement	46
Subordinated Debt Commitment Letter	22
Subsidiaries	53
Superior Proposal	32
Surviving Corporation	1
Tax Return	16
Taxes	15
Tender Amount	44
Tender Offer Notes	42
Tendered Notes	44
Termination Date	24
under common control with	53
WARN	16

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

CHILL HOLDINGS, INC.

By:	/s/ Philip Hammarskjold
Name:	Philip Hammarskjold
Title:	President

CHILL ACQUISITION, INC.

By:	/s/ Philip Hammarskjold
Name:	Philip Hammarskjold
Title:	President

GOODMAN GLOBAL, INC.

By:	/s/ Charles A. Carroll
Name:	Charles A. Carroll
Title:	President & CEO

60